                                                                [EXECUTION COPY]





                            ASSET PURCHASE AGREEMENT


                          Dated as of February 17, 2003


                                  By and Among


                                TETRA TECH, INC.,
                              TETRA TECH FW, INC.,


                                       and


                              FOSTER WHEELER, LTD.,
                              FOSTER WHEELER, LLC,
                         FOSTER WHEELER USA CORPORATION,
                    FOSTER WHEELER ENVIRONMENTAL CORPORATION,
                         HARTMAN CONSULTING CORPORATION

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I       DEFINITIONS...................................................1
       ss.1.    Definitions...................................................1
       ss.1.1   Defined Terms.................................................1
       ss.1.2   Additional Defined Terms......................................8
       ss.1.3   Construction.................................................10
       ss.1.4   Schedules and Exhibits.......................................10
       ss.1.5   Knowledge....................................................10

ARTICLE II      SALE OF ASSETS...............................................11
       ss.2.    Sale of Assets...............................................11
       ss.2.1   Sale and Transfer of Assets..................................11
       ss.2.2   Excluded Assets..............................................12
       ss.2.3   Assumption of Liabilities....................................13
       ss.2.4   Excluded Liabilities.........................................14
       ss.2.5   Purchase Price; Closing Payment;
                Calculation of Purchase Price................................15
       ss.2.6   Purchase Price Adjustment....................................16
       ss.2.7   Hanford River Corridor Project Contract......................17
       ss.2.8   Closing......................................................17
       ss.2.9   Deliveries by the Sellers....................................17
       ss.2.10  Deliveries by Purchaser......................................18

ARTICLE III     REPRESENTATIONS OF THE SELLERS...............................19
       ss.3.    Representations of the Sellers...............................19
       ss.3.1   Existence and Good Standing of FWENC.........................19
       ss.3.2   Authority and Enforceability.................................19
       ss.3.3   Consents and Approvals; No Violations........................20
       ss.3.4   Purchased Assets.............................................20
       ss.3.5   Hanford LLC; FWENC Massachusetts; FWENC Ohio.................20
       ss.3.6   Subsidiaries and Investments.................................21
       ss.3.7   Financial Statements.........................................21
       ss.3.8   Liabilities..................................................22
       ss.3.9   Title to Personal Properties.................................22
       ss.3.10  Owned Real Property..........................................22
       ss.3.11  Leased Real Property.........................................22
       ss.3.12  Material Contracts...........................................23
       ss.3.13  Litigation...................................................25
       ss.3.14  Taxes........................................................25
       ss.3.15  Insurance....................................................26
       ss.3.16  Intellectual Property........................................26
       ss.3.17  Compliance with Laws.........................................27
       ss.3.18  Employment Relations.........................................27
       ss.3.19  Employee Benefit Plans.......................................27
       ss.3.20  Environmental Laws and Regulations...........................28
       ss.3.21  Permits......................................................29

                                      (i)
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                                                                            Page
                                                                            ----

       ss.3.22  No Changes Since the Balance Sheet Date......................29
       ss.3.23  Brokers' or Finders' Fees....................................30
       ss.3.24  Interests in Clients, Suppliers, Etc.;
                Affiliate Transactions.......................................30
       ss.3.25  Government Contracting.......................................30
       ss.3.26  Foreign Corrupt Practices....................................31
       ss.3.27  No Other Representations or Warranties.......................31

ARTICLE IV      REPRESENTATIONS OF PURCHASER.................................32
       ss.4.    Representations of Purchaser.................................32
       ss.4.1   Existence and Good Standing
                of Purchaser; Power and Authority............................32
       ss.4.2   Consents and Approvals; No Violations........................32
       ss.4.3   Brokers' or Finders' Fees....................................33
       ss.4.4   Financing....................................................33

ARTICLE V       COVENANTS OF THE PARTIES.....................................33
       ss.5.    Covenants of the Parties.....................................33
       ss.5.1   Conduct of Business..........................................33
       ss.5.2   Exclusive Dealing............................................35
       ss.5.3   Review of the Business; Confidentiality......................35
       ss.5.4   Commercially Reasonable Efforts..............................35
       ss.5.5   Public Announcements.........................................36
       ss.5.6   Post-Closing Information.....................................36
       ss.5.7   Guarantee of the Bonds; Letters of Credit....................36
       ss.5.8   INEEL Contract...............................................38
       ss.5.9   Post-Closing Claims..........................................39
       ss.5.10  Further Assurances; Assignment
                and Novation of Assumed Contracts............................40
       ss.5.11  Certain Employee Matters.....................................41
       ss.5.12  Non-Competition; Non-Interference;
                Confidentiality; Non-Solicitation............................43
       ss.5.13  Use of Name..................................................45
       ss.5.14  Savannah River Contract......................................46
       ss.5.15  Delegated Work...............................................46
       ss.5.16  Post-Closing Monies..........................................47
       ss.5.17  Disclosure Schedules.........................................47

ARTICLE VI      CONDITIONS TO PURCHASER'S OBLIGATIONS........................48
       ss.6.    Conditions to Purchaser's Obligations........................48
       ss.6.1   Truth of Representations and Warranties......................48
       ss.6.2   Performance of Agreements....................................48
       ss.6.3   No Injunctions...............................................48
       ss.6.4   HSR Act Waiting Periods......................................48
       ss.6.5   Statutes; Orders.............................................48
       ss.6.6   No Material Adverse Change...................................48
       ss.6.7   Closing Deliveries...........................................48
       ss.6.8   Due Diligence Review.........................................48
       ss.6.9   Bank Consent.................................................49


                                      (ii)
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                                                                            Page
                                                                            ----

ARTICLE VII     CONDITIONS TO THE SELLERS' OBLIGATIONS.......................49
       ss.7.    Conditions to the Sellers' Obligations.......................49
       ss.7.1   Truth of Representations and Warranties......................49
       ss.7.2   Performance of Agreements....................................49
       ss.7.3   No Injunctions...............................................49
       ss.7.4   HSR Act Waiting Periods......................................49
       ss.7.5   Statutes; Orders.............................................49
       ss.7.6   Closing Deliveries...........................................50

ARTICLE VIII    TAX MATTERS..................................................50
       ss.8.    Tax Matters..................................................50
       ss.8.1   Tax Returns..................................................50
       ss.8.2   Payment of Taxes.............................................50
       ss.8.3   Post-Closing Access and Cooperation..........................50
       ss.8.4   Transfer Taxes...............................................51
       ss.8.5   Non-foreign Person Affidavit.................................51
       ss.8.6   Valuation and Allocation.....................................51
       ss.8.7   Indemnification for Taxes....................................51

ARTICLE IX      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.................52
       ss.9.    Survival of Representations; Indemnification.................52
       ss.9.1   Survival of Representations..................................52
       ss.9.2   Indemnification..............................................52
       ss.9.3   Indemnification Procedure....................................53
       ss.9.4   Third Party Claims...........................................54
       ss.9.5   Exclusive Remedy.............................................54

ARTICLE X       TERMINATION AND ABANDONMENT..................................55
       ss.10.   Termination and Abandonment..................................55
       ss.10.1  Termination..................................................55
       ss.10.2  Effect of Termination........................................55

ARTICLE XI      GUARANTIES...................................................56
       ss.11.   Guaranties of Tetra Tech and the FW Guarantors...............56
       ss.11.1  Guaranty of Tetra Tech.......................................56
       ss.11.2  Guaranty of FW Ltd...........................................57
       ss.11.3  Guaranty of FW LLC...........................................58
       ss.11.4  Guaranty of FW USA...........................................59

ARTICLE XII     MISCELLANEOUS................................................60
       ss.12.   Miscellaneous................................................60
       ss.12.1  Bulk Sales Compliance........................................60
       ss.12.2  Expenses.....................................................60
       ss.12.3  Governing Law; Jurisdiction..................................60
       ss.12.4  Table of Contents; Captions..................................60
       ss.12.5  Notices......................................................60
       ss.12.6  Parties in Interest..........................................61

                                     (iii)
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                                                                            Page
                                                                            ----

       ss.12.7  Counterparts.................................................61
       ss.12.8  Entire Agreement.............................................61
       ss.12.9  Amendments...................................................62
       ss.12.10 Severability.................................................62
       ss.12.11 Third Party Beneficiaries....................................62
       ss.12.12 No Strict Construction.......................................62
       ss.12.13 Waiver of Jury Trial.........................................62


EXHIBITS
Exhibit A            Form of INEEL Subcontract
Exhibit B            Form of Melton Valley Subcontract
Exhibit C            Form of Savannah River Subcontract
Exhibit D            Form of Bill of Sale
Exhibit E            Form of Assignment and Assumption Agreement













                                      (iv)

                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement"), dated as of February 17, 2003, by and among Tetra Tech, Inc., a Delaware corporation ("Tetra Tech"), Tetra Tech FW, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Tetra Tech ("Purchaser"), Foster Wheeler, Ltd., a Bermuda corporation ("FW Ltd."), Foster Wheeler, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of FW Ltd. ("FW LLC"), Foster Wheeler USA Corporation, a Delaware corporation and an indirect wholly-owned Subsidiary of FW Ltd. ("FW USA", and together with FW Ltd. and FW LLC, the "FW Guarantors"), Foster Wheeler Environmental Corporation, a Texas corporation and a direct wholly-owned Subsidiary of FW USA ("FWENC"), and Hartman Consulting Corporation, a Delaware corporation and a direct wholly-owned Subsidiary of FWENC ("Hartman", and together with FWENC, the "Sellers").


                              W I T N E S S E T H:
                              - - - - - - - - - -


                  WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, substantially all of the properties, assets and goodwill that are owned by the Sellers and used or held for use exclusively in connection with the Business upon the terms and subject to the conditions and exclusions set forth in this Agreement;

                  WHEREAS, in connection with such purchase and sale, Purchaser will assume substantially all of the Liabilities of the Sellers with respect to the Business upon the terms and subject to the conditions and exclusions set forth in this Agreement;

                  WHEREAS, Tetra Tech is executing this Agreement to guaranty the obligations of Purchaser pursuant to this Agreement; and

                  WHEREAS, the FW Guarantors are executing this Agreement to jointly and severally guaranty the obligations of the Sellers pursuant to this Agreement;

                  NOW, THEREFORE, IT IS AGREED:


                                    ARTICLE I

                                   DEFINITIONS

                  ss.1.  Definitions.

                  ss.1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

                  "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental or Regulatory Authority.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Antitrust Authorities" shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental or Regulatory Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

                  "Antitrust Laws" shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  "Balance Sheet Date" shall mean December 27, 2002.

                  "Bid" shall mean any quotation, bid or proposal by either Seller or its Subsidiaries which, if accepted or awarded, would lead to a Client Contract which would constitute a Material Contract.

                  "BNFL" shall mean British Nuclear Fuels Limited.

                  "Business" shall mean the business of the Sellers engaged in providing environmental consulting, engineering and remediation services to the DOD, DOE and other government and private sector clients, which services include, without limitation, consulting services, natural resources assessment, restoration and sustainable development, site selection, permitting and licensing, engineering, design, financing, construction, startup, and operation and maintenance of remediation and other environmental facilities.

                  "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by Law to close.

                  "Business Employee" shall mean any individual who, as of the Closing, (i) shall be (or, in the case of clause (ii)(C) below, is scheduled to become) an employee of either Seller or an Affiliate of a Seller who primarily performs services on behalf of the Business, and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or on short-term or long-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, or other absence or leave of absence, or (C) shall have received an offer of employment with the Business from either Seller or an Affiliate of a Seller on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

                  "Client Contract" shall mean any contract, subcontract, teaming agreement or arrangement, joint venture, letter contract, purchase order, change order or other enforceable commitment of any kind relating to the Business of the Sellers or their Subsidiaries with respect to which the Sellers or their Subsidiaries are a party and pursuant to which they have derived, or are expected to derive, any revenue (in each case, other than as may constitute an Excluded Asset or Excluded Liability).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement.

                  "Contract" shall mean any written note, bond, mortgage, indenture, guarantee, license, franchise, agreement, contract, sub-contract, franchise agreement or other obligation, including all amendments thereto.

                  "DOD" shall mean the U.S. Department of Defense.

                  "DOE" shall mean the U.S. Department of Energy.

                  "FARs" shall mean the Federal Acquisition Regulations System, 48 C.F.R. Part 1 et seq. (2001).

                  "Fluor Claim" shall mean FWENC's claim for out of scope work and delays caused by Fluor Daniel Fernald in the approximate amount of Twenty Eight Million Dollars ($28,000,000) on the date of this Agreement arising out of work performed by FWENC under Contract No. FSC 624, issued by Fluor Daniel Fernald (Silos 1 & 2 Accelerated Waste), on May 26, 1998.

                  "FWENC Massachusetts" shall mean Foster Wheeler Environmental Corporation (Massachusetts) P.C.

                  "FWENC Ohio" shall mean Foster Wheeler Environmental Corporation (Ohio) P.C.

                  "FW Parties" shall mean the Sellers and the FW Guarantors, collectively.

                  "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

                  "Governmental or Regulatory Authority" shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                  "Government Contract" shall mean (i) any Client Contract between either Seller or its Subsidiaries and (A) any Governmental Authority,
(B) any prime contractor to any Governmental Authority or (C) any contractor with respect to any contract described in clause (A) or (B); and (ii) any Client Contract that to the Knowledge of the Sellers is wholly or partially funded by, directly or indirectly, or through any Governmental Authority.

                  "Gross Purchase Price" shall equal the sum of Eighty Million Dollars ($80,000,000).

                  "Hanford LLC" shall mean River Corridor Closure LLC, a single member Delaware limited liability company and a direct wholly-owned Subsidiary of FWENC.

                  "Hanford River Corridor Project Contract" shall mean a management and integration contract between the DOE and Hanford LLC.

                  "Hanford River Corridor Project Contract Protest" shall mean a protest filed with the DOE or the United States General Accounting Office objecting to the award of the Hanford River Corridor Project Contract to FWENC (or Purchaser after the Closing).

                  "Income Taxes" shall mean Taxes measured by or with respect to income.

                  "Indebtedness" of any Person shall mean and include (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and "earn out" payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit but excluding the Bonds set forth on Schedule 3.12(a) or any replacements thereof),
(v) indebtedness secured by a Lien (other than Permitted Liens) on assets or properties of such Person, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, or (viii) guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (v) above. Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business and shall not include Indebtedness owing from the Sellers to any of their wholly-owned Subsidiaries or from any of the Sellers' Subsidiaries to such Seller.

                  "INEEL Claims" shall mean all claims of FWENC in connection with all of the REAs filed by FWENC with the DOE in connection with additional work previously performed, or to be performed, by FWENC in connection with its completion of Phase IA of the INEEL Contract, currently estimated at $25,000,000.

                  "INEEL Contract" shall mean Award/Contract No.
DE-ACO7-OOID13729, between the DOE, Idaho Operations Office and FWENC, dated as of May 19, 2000, as modified as of the date hereof.

                  "INEEL Site" shall mean the Idaho National Engineering and Environmental Laboratory located in Idaho Falls, Idaho.

                  "INEEL Subcontract" shall mean the subcontract to be entered into by FWENC and Purchaser at the Closing in connection with the completion of Phase IA and Phase IB of the INEEL Contract, in the form of Exhibit A attached hereto.

                  "Law" shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

                  "Liabilities" shall mean the debts, liabilities, obligations, claims, Liens, commitments, demands and expenses of any nature or kind, whether known or unknown, accrued or unaccrued, absolute, contingent or otherwise and whether due or to become due, of any Person.

                  "Liens" shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties or security agreements.

                  "Material Adverse Change" or "Material Adverse Effect" shall mean (A) when used with respect to the Business (I) any materially adverse change in or effect on the Purchased Assets, Assumed Liabilities or the results of operations or financial condition of the Business taken as a whole, other than any such change or effect resulting from or arising out of (i) any general change in global economic conditions or the economic conditions of the United States of America; (ii) any changes in the condition of any industry in which the Sellers or any of their Subsidiaries operate that does not affect the Purchased Assets or the Business disproportionately; (iii) the enactment or repeal of any Law; (iv) the announcement of this Agreement or the transactions contemplated hereby; (v) the announcement by Purchaser of its plans or intentions with respect to the conduct of the Business; (vi) the effects of the terrorist attacks that occurred on September 11, 2001, the occurrence of any future attack of a similar nature or the occurrence of any act of war or other hostilities with Iraq; or (vii) any material adverse change in or effect on the results of operations or financial condition of any FW Guarantor or any Affiliate of a FW Guarantor (in each case, other than the Sellers and their Subsidiaries taken as a whole), and (II) any materially adverse change in or effect on (including any material delay in) the ability of the Sellers to perform their obligations hereunder; or (B) when used with respect to Purchaser or Tetra Tech, any materially adverse change in or effect on (including any material delay in) the ability of Purchaser or Tetra Tech to perform their respective obligations hereunder.

                  "Melton Valley Claims" shall mean any and all claims of FWENC in connection with REAs filed by FWENC with the DOE in connection with or relating to the Melton Valley Contract.

                  "Melton Valley Contract" shall mean Award/Contract number DE-ACO5-98OR22516, issued by the DOE, Oak Ridge Operations Office (Melton Valley TRU Waste Facility), effective August 20, 1998.

                  "Melton Valley Subcontract" shall mean the subcontract to be entered into by FWENC and Purchaser at the Closing pursuant to which Purchaser shall manage the Melton Valley Contract on behalf of FWENC, in the form of Exhibit B attached hereto.

                  "Net Hanford Fee" shall mean an amount (determined on the date of the award of the Hanford River Corridor Project Contract to FWENC or, after the Closing, to Purchaser or any of its Affiliates) equal to 70% of the result of the following calculation:

                           (i) an amount equal to the base fee (expressed as a percentage and determined in accordance with the terms of the Hanford River Corridor Project Contract) times the anticipated annual revenue in respect of the first twelve (12) months under the Hanford River Corridor Project Contract (determined in accordance with the terms thereof);

                           minus

                           (ii) the amount of any and all "unallowables" (determined in accordance with the terms of the Hanford River Corridor Project Contract);

                           minus

                           (iii) the amount of any and all unrecoverable expenses in respect of the Hanford River Corridor Project Contract (as reasonably determined and agreed upon by Purchaser and FWENC).

It is acknowledged by the parties that the DOE may, at any time prior to the final award of the Hanford River Corridor Project Contract, reduce the amount of the Net Hanford Fee. Notwithstanding the foregoing, for purposes of this Agreement, in no event shall the Net Hanford Fee be less than $0.

                  "Non-Transferred Employee" shall mean each Business Employee who is not a Transferred Employee.

                  "NRC" shall mean the Nuclear Regulatory Commission.

                  "Order" shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

                  "Permitted Liens" shall mean (i) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto, (ii) Liens for current taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith, (iii) Liens under statute or liens of landlords, carriers, warehousemen, mechanics, suppliers, material men or repairmen arising from the ordinary course of business and (iv) Liens that are considered immaterial, financially or otherwise.

                  "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

                  "Phase IA" shall mean the work required to be performed by FWENC pursuant to Section C(2)(a) of the INEEL Contract which includes the engineering phase and the related docketing by the NRC of the application of FWENC for the license required to proceed with the project contemplated by the INEEL Contract.

                  "Phase IB" shall mean the work required to be performed by FWENC pursuant to Section C(2)(b) of the INEEL Contract whereby FWENC is required to respond to inquiries from the NRC in connection with FWENC's license application filed during Phase IA of the INEEL Contract.

                  "Phase II" shall mean the work required to be performed by FWENC pursuant to Section C(2)(c) of the INEEL Contract which is the construction phase (for both cylinders and the facility).

                  "Phase III" shall mean the fuel transfer and storage phase contemplated by Section C(2)(d) of the INEEL Contract.

                  "Phase IV" shall mean the post-storage operations phase contemplated by Section C(2)(e) of the INEEL Contract in which FWENC, at the DOE's option, may be required to operate and maintain the dry transfer facility following completion of Phase III.

                  "REA" shall mean a request for equitable adjustment made in connection with a Contract with any Governmental or Regulatory Authority.

                  "Retained Claims" shall mean all claims retained by FWENC as set forth on Schedule 1.1.

                  "Savannah River Contract" shall mean the Award/Contract number DE-AC09-02SR222543, issued by the DOE to FW USA (with FWENC and BNFL acting as subcontractors thereunder) (Savannah River Salt Waste Processing Facility), dated September 17, 2002, as modified as of the date hereof. It is acknowledged that, on the date hereof, the Savannah River Contract contemplates work in respect of the "Conceptual Phase" and that it is the parties' expectation that, in the future, the "Engineering, Procurement & Construction (EPC) Phase" may be awarded by the DOE to FW USA (with FWENC and BNFL acting as subcontractors thereunder) under the Savannah River Contract.

                  "Savannah River Subcontract" shall mean the subcontract to be entered into by FWENC and Purchaser at the Closing in connection with the performance of the Savannah River Contract, in the form of Exhibit C attached hereto.

                  "Specified Matters" shall mean matters relating to any of the following arising in the course of the Business: (i) unexploded ordinances, (ii) beryllium, (iii) radioactive materials, (iv) asbestos, (v) chlorinated solvents, and (vi) pesticides.

                  "Subsidiary" shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

                  "Tangible Net Assets" shall mean the consolidated total assets of FWENC and its Subsidiaries less the consolidated total liabilities of FWENC and its Subsidiaries, determined in accordance with GAAP and in a manner consistent with the policies and principles used by the Sellers to prepare the Unaudited Balance Sheet; provided that such policies and principles are consistent with GAAP (it being understood and agreed that in calculating Tangible Net Assets as provided above (A) the Excluded Assets and the Excluded Liabilities (including, without limitation, (i) the INEEL Claims, (ii) the Fluor Claim, (iii) the Melton Valley Claims, (iv) all current Income Taxes payable by FWENC and its Subsidiaries and (v) cash and cash equivalents) shall be excluded from any such calculation, and (B) accounts receivable (billed and unbilled) shall be subject to a general reserve of not less than two percent (2%) (including any existing general reserve for doubtful accounts and excluding reserves for items specifically identified as impaired)).

                  "Tangible Net Assets Target Amount" shall mean $47,500,000.

                  "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

                  "Tetra Tech Senior Credit Agreement" shall mean the Credit Agreement, dated as of March 17, 2000, among Tetra Tech, the Banks party thereto, Wells Fargo Bank, N.A., as documentation agent, Harris Trust and Savings Bank, as syndication agent, and Bank of America, N.A., as administrative agent, as such agreement is in effect on the date hereof.

                  "Transaction Documents" shall mean this Agreement, the INEEL Subcontract, the Melton Valley Subcontract, the Savannah River Subcontract, the Bill of Sale and the Assignment and Assumption Agreement, collectively.

                  ss.1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:


Defined Term                                            Section
------------                                            -------
Agreed Claims                                           ss.9.3(c)
Agreement                                               Preamble
Arbitrator                                              ss.2.6(c)

Defined Term                                            Section
------------                                            -------
Assignment and Assumption Agreement                     ss.2.9(b)
Assumed Contracts                                       ss.2.1(b)
Assumed Liabilities                                     ss.2.3
Basket Amount                                           ss.9.2(d)
Bill of Sale                                            ss.2.9(a)
Bonds                                                   ss.3.12(a)(vii)
Business Property                                       ss.3.20(a)(ii)
Closing                                                 ss.2.8
Closing Adjustment                                      ss.2.6(a)
Closing Date                                            ss.2.8
Closing Date Tangible Net Assets                        ss.2.6 (b)
Closing Payment                                         ss.2.5 (b)
COBRA                                                   ss.5.11(b)
Completed Projects                                      ss.2.4(d)
Confidentiality Agreement                               ss.5.3(b)
Delegated Work                                          ss.5.15(a)
Employee Benefit Plans                                  ss.3.19(a)
Environmental Law                                       ss.3.20(a)(i)
ERISA                                                   ss.3.19(a)
Estimated Tangible Net Assets                           ss.2.6(a)
Excluded Assets                                         ss.2.2
Excluded Contracts                                      ss.2.2(a)
Excluded Liabilities                                    ss.2.4
Final Closing Date Tangible Net Assets                  ss.2.6(c)
Financial Statements                                    ss.3.7(a)
FW Materials                                            ss.5.13
FWENC Hanford Fee                                       ss.2.7
Historical Financial Statements                         ss.3.7(a)
HSR Act                                                 ss.3.3(b)
Indemnified Party                                       ss.9.3(a)
Indemnifying Party                                      ss.9.3(a)
INEEL Second Phase Subcontract                          ss.5.8(d)
Intellectual Property                                   ss.3.16(a)
Leases                                                  ss.2.1(c)
Losses                                                  ss.9.2(a)
Material Contract                                       ss.3.12(a)
Permit                                                  ss.3.21
Permitted Engineering Work                              ss.5.12(a)
Post-Closing Claims                                     ss.5.9
Purchase Price                                          ss.2.5(a)
Purchased Assets                                        ss.2.1
Purchaser                                                 Preamble
Purchaser Savings Plan                                  ss.5.11(c)(ii)
Returns                                                 ss.3.14(a)
Seller                                                    Preamble

Defined Term                                            Section
------------                                            -------
Transfer Taxes                                          ss.8.4
Transferred Employees                                   ss.5.11(a)
Unaudited Balance Sheet                                 ss.3.7(a)
Unaudited Financial Statements                          ss.3.7(a)
WARN                                                    ss.5.11(c)(iii)

                   ss.1.3 Construction. In this Agreement, unless the context otherwise requires:

                  (a) any reference in this Agreement to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

                  (b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

                  (c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

                  (d) reference to "day" or "days" are to calendar days unless otherwise indicated;

                  (e) this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

                  (f) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import.

                  ss.1.4 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

                  ss.1.5 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the Knowledge of the Sellers, such knowledge shall mean to the actual knowledge of Sam W. Box, Donald I. Rogers, Jr., Martin Brown, Thomas Del Mastro, Peter Turchick, Kevin McDonald (but solely with respect to Sections 3.13, 3.18 and 3.19), Richard Gioscia (but solely with respect to Sections 3.13, 3.20 and 3.21) and Marie Fattell (but solely with respect to Sections 3.13, 3.25 and 3.26), after reasonable investigation under the circumstances of the transaction contemplated by this Agreement. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by the Sellers or their Subsidiaries, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed in the immediately preceding sentence or any notice of which one of such individuals has actual knowledge after reasonable investigation under the circumstances contemplated by this transaction.

                                   ARTICLE II

                                 SALE OF ASSETS

                  ss.2. Sale of Assets.

                  ss.2.1 Sale and Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from the Sellers free and clear of any Liens, other than Permitted Liens, all of the Sellers' right, title and interest at the Closing in and to all of the properties, assets and rights of every kind and description, whether accrued, contingent or otherwise, exclusively related to or exclusively used or held for use in connection with the Business (other than the Excluded Assets), including all assets (other than Excluded Assets) that may have been acquired by the Sellers for use exclusively in connection with the Business between the date hereof and the Closing Date (which shall be collectively referred to herein as the "Purchased Assets"), except for any such assets which may be disposed of, or sold or consumed prior to the Closing Date in the ordinary course of business. The Purchased Assets shall include, without limitation, all of the Sellers' right, title and interest at the Closing in and to all the following (except to the extent they constitute Excluded Assets):

                  (a) all Intellectual Property owned or licensed by each Seller and used in or relating exclusively to the conduct of the Business as set forth on Schedule 2.1(a);

                  (b) all Contracts (other than Excluded Contracts) used in or relating exclusively to the conduct of the Business as set forth on Schedule 2.1(b) to which each Seller is a party (collectively, the "Assumed Contracts");

                  (c) all rights of each Seller in and to the real property leases used in or relating exclusively to the conduct of the Business, together with all fixtures and other improvements thereon ("Leases"), including the Leases as set forth on Schedule 2.1(c);

                  (d) all accounts receivable, trade receivables and other amounts owing from customers and clients of each Seller;

                  (e) all books, records, customer lists, vendor lists, supplier lists, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, used in or relating exclusively to the conduct of the Business;

                  (f) all personal computers, computer hardware and software of each Seller used in or relating exclusively to the conduct of the Business;

                  (g) all inventory used in or relating exclusively to the conduct of the Business, including without limitation, goods, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goals, samples and other consumables of each Seller;

                  (h) all Permits of each Seller used in or relating exclusively to the conduct of the Business set forth on Schedule 2.1(h);

                  (i) all tangible personal property, including all machinery, vehicles, tools, equipment, furnishings, office equipment, communications equipment, storage tanks, fixtures, furniture, spare and replacement parts, fuel and other tangible property used in or relating exclusively to the conduct of the Business owned or leased by each Seller, including without limitation, as set forth on Schedule 2.1(i);

                  (j) all sales support, sales collateral, promotional materials, advertising materials and productions, sales and marketing files (whether in print or electronic format) including all past and present promotion copy and promotion copy data bases, web images, web copy, and advertising and direct marketing materials of each Seller used in or relating exclusively to the conduct of the Business;

                  (k) all rights, claims (other than Post-Closing Claims), credits, causes of action or rights of set-off against third parties relating exclusively to the Business or affecting any of the Purchased Assets, including, to the extent transferable, claims pursuant to under any manufacturer's warranties, representations and guarantees made by suppliers, manufactures, contractors and other third parties in connection with products or services purchased by or furnished to either Seller used in or relating exclusively to the conduct of the Business or affecting any of the Purchased Assets;

                  (l) all of the issued and outstanding membership interests of Hanford LLC and all of the capital stock of FWENC Massachusetts and FWENC Ohio;

                  (m) all prepaid items and advance payments including, without limitation, credits, charges and prepaid expenses of each Seller used in or relating exclusively to the conduct of the Business and all loans and other advances owing by each Transferred Employee to either Seller, but excluding any cash, cash equivalents and other short term investments of the Sellers and their Subsidiaries;

                  (n) all cash security deposits and earnest deposits placed with each Seller and with each of its Subsidiaries for the performance of an Assumed Contract or agreement which otherwise constitute a portion of the Purchased Assets;

                  (o) to the extent available, all lists of present customers of the Business, all accounts receivable and notes receivable together with any unpaid interest or fees accrued thereon, or other amounts due with respect thereto of each Seller and any security or collateral therefore including recoverable advances and deposits; and

                  (p) the Business as a going concern, including goodwill.

                  ss.2.2 Excluded Assets. Notwithstanding Section 2.1, all of the Sellers' and their Subsidiaries' right, title and interest at the Closing in and to the following properties, assets and rights shall be excluded from the Purchased Assets and shall not be included in the definition thereof (collectively, the "Excluded Assets"):

                  (a) all Contracts set forth on Schedule 2.2(a) (the "Excluded Contracts");

                  (b) any assets and associated claims arising out of Excluded Liabilities and/or Excluded Contracts;

                  (c) the Post-Closing Claims;

                  (d) all refunds or credits of Taxes due to FWENC and its Subsidiaries by reason of their ownership of the Purchased Assets or operation of the Business to the extent attributable to any time or period ending at or prior to the Closing Date;

                  (e) all cash, cash equivalents (including restricted cash) and other short term investments of the Sellers and their Subsidiaries;

                  (f) any claims, counterclaims, offsets, defenses or causes of action arising prior to the Closing Date, other than to the extent relating to, or arising from, the Purchased Assets or Assumed Liabilities;

                  (g) all assets owned or held under any Employee Benefit Plans including assets held in trust or insurance Contracts for the benefit of any Employee Benefit Plan participants or beneficiaries;

                  (h) all right, title and interest in and to all properties, assets and rights of each of the Sellers and their Subsidiaries that are not being transferred pursuant to Section 2.1;

                  (i) all correspondence and documents, including the confidentiality agreements entered into by FWENC or any of its Affiliates, in connection with the sale of the Business;

                  (j) all loans and other advances owing by each Non-Transferred Employee to each Seller; and

                  (k) all capital stock of the Subsidiaries of each Seller (other than the outstanding membership interests of Hanford LLC and the capital stock of FWENC Massachusetts and FWENC Ohio).

                  ss.2.3 Assumption of Liabilities. At the Closing, Purchaser shall assume, and shall be solely and exclusively liable for, and shall pay, perform and discharge when due, the following Liabilities of each Seller (collectively, the "Assumed Liabilities"):

                  (a) all Liabilities of any kind relating to the Purchased Assets which arise out of, or relate to events or occurrences after the Closing Date (except as set forth in the succeeding provisions of this Section 2.3);

                  (b) all Liabilities of any kind and with respect to the Transferred Employees whether incurred before, on or after the Closing Date (other than Liabilities described in Sections 2.4(e), 2.4(f) and 2.4(g));

                  (c) all Liabilities of each Seller and its Subsidiaries arising out of or incurred whether before, on or after the Closing Date in respect of the Assumed Contracts (including obligations with respect to any Bonds relating to the Assumed Contracts); provided that Purchaser shall not assume any liability for any Completed Project;

                  (d) all obligations of each Seller with respect to accounts payable of the Business outstanding on the Closing Date;

                  (e) all obligations of each Seller with respect to accrued expenses of the Business outstanding on the Closing Date (other than those described in Section 2.4(e));

                  (f) any and all Indebtedness of each Seller and its Subsidiaries of the types described in clauses (ii), (iv) and (vi) (which, in the case of clause (vi), shall be limited to such Indebtedness as the same may relate to the Purchased Assets) of such defined term and all obligations under the Bonds;

                  (g) all Liabilities assumed by Purchaser pursuant to Section 5.11; and

                  (h) all Liabilities of each Seller and its Subsidiaries arising in connection with those litigation matters listed on Schedule 2.3(h).

Notwithstanding the foregoing, in no event shall Purchaser be obligated to assume, perform or otherwise discharge the following: (i) Liabilities of either Seller to Purchaser under this Agreement which result from misrepresentations or breaches of any warranty by the Sellers under this Agreement; and (ii) Liabilities of either Seller to Purchaser under this Agreement which result from any act performed, transaction entered into or state of facts suffered to exist in violation by either Seller of any provision of this Agreement. Further, Purchaser's assumption of the Assumed Liabilities shall in no way be deemed a waiver or release by Purchaser of any rights, at law or in equity, which Purchaser may have against the Sellers (but only to the extent provided in this Agreement) as a result of any claim arising out of the breach by the Sellers of any representation, warranty or covenant of the Sellers under this Agreement.

                  ss.2.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary (other than Section 2.4(a)), Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of the Sellers or their Subsidiaries relating to or arising out of the operation of the Business prior to the Closing Date (collectively, the "Excluded Liabilities"), other than the Assumed Liabilities. The Excluded Liabilities shall include, but not be limited to, those set forth below:

                  (a) (i) all Income Taxes payable by each Seller and its Subsidiaries, and (ii) any non-Income Taxes with respect to any taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (but only, in the case of this clause (ii), to the extent not reflected as a liability in the determination of the Final Closing Date Tangible Net Assets pursuant to Section 2.6);

                  (b) any and all Indebtedness of each Seller of the types described in clauses (i), (iii), (v) and (vii) of such defined term;

                  (c) any Liability related to or arising out of any Excluded Asset (including, without limitation, in respect of the performance bond relating to the Melton Valley Contract);

                  (d) any Liability arising out of the performance by the Sellers or their Subsidiaries of Completed Projects. For this purpose, "Completed Projects" shall mean those task orders, work orders or purchase orders (or any similar orders or assignments) under any of the Sellers' contracts for which the Sellers completed performance prior to the Closing Date (and shall include any and all governmental close-outs and rate differentials, and all warranties and latent defects associated therewith);

                  (e) any Liability relating to any Non-Transferred Employee arising on or prior to the Closing Date except as otherwise provided in Section 5.11;

                  (f) any Liability of a Seller (or any Subsidiary thereof) related to or arising out of the Employee Benefit Plans or any employee pension benefit plan within the meaning of Section (3)(2) of ERISA maintained by any Person which together with a Seller (or any Subsidiary thereof) would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA (including, without limitation, accrued pension costs), except to the extent assumed by Purchaser pursuant to Section 5.11;

                  (g) with respect to Transferred Employees: (i) any Liabilities providing for the payment of retention bonuses (or similar payments) to any Transferred Employees; (ii) any Liabilities arising out of workers' compensation claims duly filed prior to the Closing Date by or on behalf of any Transferred Employee; (iii) any Liabilities for providing payments (such as change of control payments and other similar payments) to any Transferred Employee as a result of the transactions contemplated by this Agreement, except as otherwise provided in Section 5.11; and (iv) any Liabilities providing for the payment of retiree medical benefits pursuant to an employee benefit plan of Foster Wheeler Inc. (other than as required by COBRA);

                  (h) all Liabilities of each Seller and its Subsidiaries arising in connection with those litigation matters listed on Schedule 2.4(k); and

                  (i) all inter-company Indebtedness.

                  ss.2.5 Purchase Price; Closing Payment; Calculation of Purchase Price.

                  (a) In consideration for the purchase by Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities, Purchaser shall pay to FWENC the Gross Purchase Price (subject to adjustment pursuant to Section 2.6) (the "Purchase Price").

                  (b) On the Closing Date, Purchaser will pay to FWENC, by wire transfer of immediately available funds to the account or accounts identified by FWENC at least two (2) Business Days prior to the Closing Date, an amount (the "Closing Payment") equal to the aggregate of (i) the Gross Purchase Price, plus or minus, as applicable, (ii) the Closing Adjustment determined pursuant to
Section 2.6(a).

                  ss.2.6 Purchase Price Adjustment.

                  (a) At least two (2) but no more than five (5) Business Days prior to the Closing Date, FWENC shall prepare and deliver to Purchaser an estimate of the Tangible Net Assets (the "Estimated Tangible Net Assets") as of the Closing Date, which shall quantify in reasonable detail the items constituting such Tangible Net Assets. If the amount of the Estimated Tangible Net Assets is less than the Tangible Net Assets Target Amount, then the Gross Purchase Price shall be reduced dollar-for-dollar by the amount of such deficiency. If the amount of the Estimated Tangible Net Assets is greater than the Tangible Net Assets Target Amount, then the Gross Purchase Price shall be increased dollar-for-dollar by the amount of such excess. The amount by which the Estimated Tangible Net Assets is less than or greater than the Tangible Net Assets Target Amount, as the case may be, is referred to as the "Closing Adjustment".

                  (b) Promptly after the Closing Date, and in any event not later than thirty (30) days following the Closing Date, FWENC shall prepare and deliver to Purchaser a statement of the Tangible Net Assets as of the Closing Date (the "Closing Date Tangible Net Assets"). The Closing Date Tangible Net Assets shall be prepared in a manner consistent with the policies and principles used by FWENC in preparing the Estimated Tangible Net Assets; provided that such policies and principles are consistent with GAAP. The statement of Closing Date Tangible Net Assets shall include the audited consolidated balance sheet of FWENC and its Subsidiaries as at December 27, 2002, together with pro-forma adjustments to reflect the core business of FWENC and its Subsidiaries on a basis consistent with the Unaudited Balance Sheet. Purchaser agrees to provide FWENC and its accountants access to Purchaser's books and records and the availability and cooperation of Purchaser's employees, at no expense to FWENC, to the extent reasonably necessary for the determination of the Closing Date Tangible Net Assets.

                  (c) Purchaser shall complete its review of the Closing Date Tangible Net Assets within thirty (30) days of the delivery of the Closing Date Tangible Net Assets to Purchaser. Upon completion of its review, Purchaser shall submit to FWENC a letter regarding its concurrence or disagreement with the accuracy of the Closing Date Tangible Net Assets. Unless Purchaser delivers a letter disagreeing with the accuracy of the Closing Date Tangible Net Assets within such thirty (30) day period, the Closing Date Tangible Net Assets shall be final and binding upon the parties. Following delivery of any such letter, if Purchaser shall disagree as to the computation of any item in the Closing Date Tangible Net Assets, FWENC and Purchaser shall attempt to resolve such disagreement in good faith. If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the parties) after delivery of such letter, FWENC and Purchaser shall submit such disagreement to an independent accounting firm (other than accountants for FWENC or Purchaser) jointly selected by FWENC and Purchaser (the "Arbitrator"). If there is an unresolved disagreement with respect to the Closing Date Tangible Net Assets, the determination of the Arbitrator with respect to such disagreement and the accuracy of the Closing Date Tangible Net Assets as a result shall be completed within thirty (30) days after the appointment of the Arbitrator and shall be final and binding upon FWENC and Purchaser. The Arbitrator shall adopt the position of either FWENC or Purchaser with respect to each item in dispute. Tangible Net Assets as finally determined in accordance herewith shall be referred to as the "Final Closing Date Tangible Net Assets". The fees, costs and expenses of the Arbitrator shall be paid by the party whose aggregate submission differs the most from the Final Closing Date Tangible Net Assets as determined by the Arbitrator.

                  (d) (i) If the Final Closing Date Tangible Net Assets is less than the Estimated Tangible Net Assets, then FWENC shall pay to Purchaser an amount equal to the difference between the Final Closing Date Tangible Net Assets and the Estimated Tangible Net Assets.

                  (ii) If the Final Closing Date Tangible Net Assets is greater than the Estimated Tangible Net Assets, then Purchaser shall pay to FWENC an amount equal to the difference between the Final Closing Date Tangible Net Assets and the Estimated Tangible Net Assets.

                  (iii) Any payments to be made pursuant to this Section 2.6(d) shall be made within five (5) Business Days after the determination of the Final Closing Date Tangible Net Assets by wire transfer of immediately available funds to the account designated in writing by FWENC or Purchaser, as the case may be.

                  ss.2.7 Hanford River Corridor Project Contract. If FWENC (or after the Closing, Purchaser or any of its Affiliates) wins the Hanford River Corridor Project Contract award (with any and all Hanford River Corridor Project Contract Protests being successfully defended by FWENC or Purchaser, as the case may be) and work has commenced thereunder, then Purchaser shall, on the Closing Date or, if later, on the date on which work is commenced under the Hanford River Corridor Project, pay to FWENC the sum of Five Million Dollars ($5,000,000) (the "FWENC Hanford Fee") by wire transfer of immediately available funds to the account or accounts identified by FWENC. Notwithstanding the foregoing, if, upon the final award of the Hanford River Corridor Project Contract, the Net Hanford Fee shall be less than $5,000,000, then the FWENC Hanford Fee payable by Purchaser as provided above shall be reduced dollar-for-dollar by the amount of such deficiency; provided that, for purposes of this Agreement, in no event shall the FWENC Hanford Fee be less than $0.

                  ss.2.8 Closing. The sale referred to in Section 2.1 (the "Closing") shall take place at 10:00 A.M. New York time at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York on the third (3rd) Business Day following the satisfaction or waiver of each of the closing conditions set forth in Article VI and Article VII, but in no event later than March 31, 2003; provided that if, on March 31, 2003, the closing conditions set forth in Section 6.4 and Section 7.4 shall not have been satisfied, then the Closing shall take place on the second (2nd) Business Day following the satisfaction of such closing conditions, but in no event later than April 30, 2003. Such date is herein referred to as the "Closing Date".

                  ss.2.9 Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser, where applicable, the following:

                  (a) a duly executed Bill of Sale (the "Bill of Sale") substantially in the form of Exhibit D;

                  (b) a duly executed counterpart of the Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") substantially in the form of Exhibit E;

                  (c) a duly executed counterpart of the INEEL Subcontract;

                  (d) a duly executed counterpart of the Melton Valley Subcontract;

                  (e) a duly executed counterpart of the Savannah River Subcontract;

                  (f) instruments of assignment with respect to the Intellectual Property identified on Schedule 2.1(a);

                  (g) all documents of title and instruments of conveyance reasonably necessary to transfer record and/or beneficial ownership to Purchaser of all automobiles, trucks, trailers (and any other property owned by each Seller which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser) which constitute Purchased Assets pursuant to this Agreement;

                  (h) instruments of assignment with respect to the bank accounts of the Sellers or any of their Subsidiaries, in each case which are used exclusively in respect of the Business;

                  (i) certificates of the Chief Executive Officer of each FW Party stating that the closing conditions set forth in Sections 6.1 and 6.2, to the extent applicable to the respective FW Party, have been satisfied as of the Closing Date;

                  (j) certificates of incumbency for every officer of any FW Party who is executing this Agreement or other certificates pursuant to this Agreement; and

                  (k) certificates of the Secretary of each FW Party (other than FW Ltd.) certifying that the resolutions attached to the respective certificates, which authorize and approve this Agreement and the transactions contemplated hereby, have been adopted by the Board of Directors (or equivalent governing body) of the respective FW Party and, in the case of each Seller, by the stockholders of such Seller.

                  ss.2.10 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Sellers, where applicable, the following:

                  (a) the Purchase Price by wire transfer of immediately available funds to the account or accounts identified by FWENC pursuant to
Section 2.5;

                  (b) a duly executed counterpart of the Assignment and Assumption Agreement;

                  (c) a duly executed counterpart of the INEEL Subcontract;

                  (d) a duly executed counterpart of the Melton Valley Subcontract;

                  (e) a duly executed counterpart of the Savannah River Subcontract;

                  (f) copies of the replacement letters of credit described in Sections 5.7(d) and 5.7(e);

                  (g) a certificate of the Chief Executive Officer of each of Purchaser and Tetra Tech stating that the closing conditions set forth in Sections 7.1 and 7.2, to the extent applicable to it, have been satisfied as of the Closing Date;

                  (h) certificates of incumbency for every officer of Purchaser and/or Tetra Tech who is executing this Agreement or other certificates pursuant to this Agreement; and

                  (i) a certificate of the Secretary of Purchaser certifying that the resolutions attached to the Certificate, which authorize and approve this Agreement and the transactions contemplated hereby, have been adopted by the Board of Directors of Purchaser.


                                  ARTICLE III

                         REPRESENTATIONS OF THE SELLERS

                  ss.3. Representations of the Sellers. The Sellers represent, warrant and agree as follows:

                  ss.3.1 Existence and Good Standing of FWENC.

                  (a) FWENC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned or licensed by it or the operation of its business makes such licensing or qualification necessary except for such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Business.

                  (b) Hartman is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned by it or the operation of its business makes such qualification necessary except for such jurisdiction where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Business.

                  ss.3.2 Authority and Enforceability. Each Seller has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by such Seller as contemplated hereby. Each Seller has the corporate power and authority to consummate the transactions contemplated hereby and by the other Transaction Documents to be executed and delivered by such Seller as contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by such Seller as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by such Seller's Board of Directors and no other corporate action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to be executed and delivered by each Seller as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other Transaction Document by the other parties hereto and thereto (other than either of the Sellers), shall have been duly executed and delivered by such Seller and shall be valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                  ss.3.3 Consents and Approvals; No Violations.

                  (a) Other than as set forth on Schedule 3.3(a) and Schedule 3.3(b), the execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien (other than a Permitted Lien) on any of the Purchased Assets under:
(1) any provision of the certificate of incorporation or by-laws of either Seller; (2) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to either Seller or by which any of the Purchased Assets may be bound; or (3) any of the terms, conditions or provisions of any Material Contract constituting the Purchased Assets, except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not have a Material Adverse Effect on the Business.

                  (b) Except for such filings and approvals (i) as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (ii) as set forth on Schedule 3.3(b), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to either Seller or by which any of the Purchased Assets may be bound, any Material Contract to which either Seller is a party or by which any of the Purchased Assets may be bound, for the execution and delivery of this Agreement by each Seller, the performance by each Seller of its obligations hereunder or the consummation of the transactions contemplated hereby other than those which, the failure to obtain or make, would not have a Material Adverse Effect on the Business.

                  ss.3.4 Purchased Assets. The Purchased Assets constitute sufficient assets to conduct the Business as of the date of this Agreement as previously conducted. Subject to obtaining the consents and approvals set forth on Schedule 3.3(a) and Schedule 3.3(b), Purchaser will become the beneficial owner of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

                  ss.3.5 Hanford LLC; FWENC Massachusetts; FWENC Ohio.

                  (a) Hanford LLC is a duly formed limited liability company under the laws of the State of Delaware.

                  (b) FWENC Massachusetts is a duly formed professional corporation under the laws of the State of Massachusetts.

                  (c) FWENC Ohio is a duly formed professional corporation under the laws of the State of Ohio.

                  ss.3.6 Subsidiaries and Investments.

                  (a) Set forth on Schedule 3.6(a) is a complete and accurate list of each Subsidiary of FWENC and the jurisdiction of organization of such Subsidiaries. Each Subsidiary of FWENC (other than Hartman) is duly organized, validly existing and in good standing, where applicable, under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted.

                  (b) Each Subsidiary of FWENC (other than Hartman) is duly qualified or licensed to do business as a foreign corporation and is in good standing, where applicable, in each jurisdiction in which the character or location of the properties owned, leased or operated by such Subsidiary or the nature of the business conducted by such Subsidiary make such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Business.

                  (c) Each Subsidiary of FWENC has the capitalization set forth on Schedule 3.6(c). All of the outstanding shares of capital stock or other equity securities, as the case may be, of each Subsidiary of FWENC have been duly authorized and validly issued, are fully paid and nonassessable and, except as set forth on Schedule 3.6(c) are owned, of record and beneficially, by FWENC or a Subsidiary of FWENC, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.6(c), there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the capital stock of, or other equity or voting interest in, any Subsidiary of FWENC or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any membership interests of, or other equity or voting interest in, such Subsidiary, other than such rights granted to FWENC or a Subsidiary of FWENC.

                  ss.3.7 Financial Statements.

                  (a) Attached hereto as Schedule 3.7(a) is (i) the audited consolidated balance sheet of FWENC and its Subsidiaries for each of the three fiscal years ended as of December 31, 1999, December 29, 2000 and December 28, 2001, respectively, in each case certified by PricewaterhouseCoopers, LLP, and the related unaudited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position, together with all related notes and schedules thereto (collectively, the "Historical Financial Statements"), and (ii) the unaudited pro-forma adjusted consolidated balance sheet of FWENC and its Subsidiaries as at December 27, 2002 reflecting the core business of FWENC and its Subsidiaries (the "Unaudited Balance Sheet"), and the related unaudited pro-forma adjusted consolidated statements of income, retained earnings, stockholders' equity and changes in financial position reflecting the core business of FWENC and its Subsidiaries for the fiscal year then ended, (collectively, the "Unaudited Financial Statements" and, together with the Historical Financial Statements, the "Financial Statements"). Except as set forth on Schedule 3.7(a) and in the notes thereto, the Financial Statements, including, as applicable, the footnotes thereto have been prepared in accordance with GAAP consistently followed throughout the periods indicated.

                  (b) Other than as set forth on Schedule 3.7(a), the Financial Statements were prepared in accordance with the books of account and other financial records of FWENC and its Subsidiaries. The Financial Statements (i) fairly present in all material respects the consolidated financial condition and results of operations of FWENC and its Subsidiaries as of the dates thereof or for the periods covered thereby, and (ii) reflect that FWENC and its Subsidiaries have set aside adequate reserves in accordance with GAAP for (A) all current and deferred Taxes, if any, with respect to the period then ended and all prior periods, and (B) with respect to receivables, all reasonably anticipated uncollectible amounts, losses and costs and expenses.

                  ss.3.8 Liabilities. Neither FWENC nor any of its Subsidiaries has any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities set forth in the Financial Statements or specifically disclosed in the footnotes thereto (if applicable) and not heretofore paid or discharged, (ii) Liabilities incurred in or as a result of the ordinary course of business since the Balance Sheet Date that would not have a Material Adverse Effect on the Business, (iii) Bonds set forth on Schedule 3.12(a), (iv) Indebtedness owed to the FW Guarantors and any of their respective Affiliates and (v) any Liabilities set forth on Schedule 3.8 attached hereto.

                  ss.3.9 Title to Personal Properties. Except as set forth on
Schedule 3.9, FWENC or Hartman has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible and intangible personal property and assets included in the Purchased Assets.

                  ss.3.10 Owned Real Property. Except as set forth on Schedule 3.10, FWENC and its Subsidiaries do not own any real property.

                  ss.3.11 Leased Real Property. Schedule 2.1(c) contains a list of all the Leases. Each Lease is in full force and effect; all rents and additional rents due to date on each such lease have been paid; the lessee has been in peaceable possession since the commencement of the original term of such Lease and is not in material default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and, except as set forth on Schedule 3.11, there exists no default or event, occurrence, condition or act, subject to the receipt after the Closing of the relevant landlord to the assignment of each such lease, which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease, other than defaults which would not have a Material Adverse Effect on the Business. Neither Seller nor any of their Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the Knowledge of the Sellers, all of the covenants to be performed by any other party under any such lease have been performed in all material respects.

                  ss.3.12 Material Contracts.

                  (a) Except as set forth on Schedule 3.12(a) and except as would constitute an Excluded Asset or Excluded Liability, as of the date hereof, neither Seller nor any Subsidiary of either Seller is a party to, nor is either Seller, any Subsidiary of a Seller or any of their respective assets bound by, any Contract (each, a "Material Contract"):

                  (i) relating to (A) the employment (as an employee or consultant) or termination of employment of any Person by each Seller or any Subsidiary of either Seller which may not be terminated without penalty or other obligation (other than any severance payments required by law) by such Seller or, as the case may be, such Subsidiary within twelve (12) months from the date hereof, or (B) the payment to any Person by each Seller or any Subsidiary of either Seller of any bonus award which is contingent on a sale of such Seller, any Subsidiary of such Seller or any of their respective assets;

                  (ii) which contains material restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

                  (iii) relating to Indebtedness of each Seller or any of its Subsidiaries;

                  (iv) materially limiting the ability of either Seller or any Subsidiary of a Seller to manufacture, sell or distribute any product, to engage in any line of business or to compete with any Person;

                  (v) with any labor union or any employee organization;

                  (vi) pursuant to which either Seller or any Subsidiary of a Seller is entitled or obligated to acquire any assets with a value in excess of $250,000 from a third party other than the purchase of inventory in the ordinary course of business;

                  (vii) in the form of a performance, payment, and other bonds issued by a Seller that are guaranteed by any Affiliate of such Seller (the "Bonds"); or

                  (viii) pursuant to which either Seller or any its Subsidiary of a Seller is obligated to provide goods or services to another Person with a total Contract value in excess of $2,000,000.

                  (b) Except as set forth in Schedule 3.12(b) and except as otherwise would not reasonably be expected to have a Material Adverse Effect on the Business:

                  (i) there is no default under any Material Contract either by a Seller or any Subsidiary of a Seller or, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by a Seller or any Subsidiary of a Seller or, to the Knowledge of the Sellers, any other party;

                  (ii) no party to any Material Contract has given written notice to a Seller or any Subsidiary of a Seller of or made a claim in writing against a Seller or any Subsidiary or a Seller with respect to any breach or default thereunder;

                  (iii) to the Knowledge of the Sellers, no party to any Material Contract intends to cancel, withdraw, modify or amend any such Material Contract;

                  (iv) with respect to each Material Contract or Bid, (A) each Seller or its Subsidiaries has complied in all material respects with all material terms and conditions of such Material Contract or Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (B) each Seller or its Subsidiaries has complied in all material respects with all requirements of any statute, rule, regulation or order pertaining to such Material Contract or Bid; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Material Contract or Bid were current, accurate and complete in all material respects as of their effective date, and each Seller or its Subsidiaries has complied in all material respects with all such representations and certifications, including, without limitation, those required by or relating to the Foreign Corrupt Practices Act, the Cost Accounting Standards, and the regulations and rules relating to the submission of progress payment requests;
(D) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified either Seller or their Subsidiaries in writing that either Seller or its Subsidiaries has breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; (E) no termination for convenience, termination for default, cure notice or show cause notice has been issued (other than to the extent satisfied, cured or withdrawn); (F) no cost incurred by either Seller or its Subsidiaries has been disallowed in respect of any such Material Contract (in each case, other than costs not exceeding one percent (1%) of the value of the respective Material Contract); and (G) no money due to either Seller or its Subsidiaries has been withheld, reduced or set-off in respect of any such Material Contract (in each case, other than monies not exceeding one percent (1%) of the value of the respective Material Contract);

                  (v) there exist (A) no financing arrangements with respect to the performance of any Client Contract; (B) to the Knowledge of the Sellers, no material outstanding claims or requests for equitable or financial adjustments against the Sellers or their Subsidiaries, either by any party to a Material Contract, any Governmental Authority or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Material Contract or Bid; (C) to the Knowledge of the Sellers, no facts that are known by the Sellers upon which such a claim may be validly based in the future; and (D) to the Knowledge of the Sellers, no material disputes between either Seller or its Subsidiaries and any party to a Material Contract, any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Client Contract; and

                  (vi) the revenues and profits associated with each of the Client Contracts have been recorded in accordance with GAAP, and there exists no uncompleted Client Contract as to which the Company's estimated cost at completion (including material and labor costs, other direct costs, overheads, and engineering costs whether incurred or yet to be incurred) as of the Balance Sheet Date exceeds the aggregate contract revenue recorded or to be recorded under such Client Contract through completion.

                  ss.3.13 Litigation. Except as set forth on Schedule 3.13, as of the date hereof, there is no Action, or to the Knowledge of the Sellers, any investigation by any Governmental or Regulatory Authority or any other Person pending, or, to the Knowledge of the Sellers, threatened in writing, against, involving or affecting the Business or any of the Purchased Assets, other than any such Action which would not have a Material Adverse Effect on the Business. As of the date hereof, there is not in effect any judgment, order, injunction, decree or writ of any Governmental or Regulatory Authority or any arbitrator enjoining, barring, suspending, prohibiting or otherwise limiting either Seller or any officer, director or employee of either Seller from conducting or engaging in any aspect of the Business and neither Seller nor any of their Subsidiaries has received written notice nor is it otherwise aware that it is in violation of or in default under any judgment, order, injunction, decree or writ of any Governmental or Regulatory Authority or any arbitrator, in each case other than as would not have a Material Adverse Effect on the Business.

                  ss.3.14 Taxes.

                  (a) Tax Returns. Except as set forth on Schedule 3.14(a), each Seller has filed or caused to be filed with the appropriate taxing authorities all material tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes ("Returns") that are required to be filed by, or with respect to, such Seller or any of its Subsidiaries on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all material liability for Taxes of each Seller for the periods covered thereby.

                  (b) Payment of Taxes. Except as set forth on Schedule 3.14(b), all material Taxes and Tax liabilities as reflected on the Returns that are required to be filed for all taxable years or periods that end on or before the Closing Date have been paid. Except as set forth on Schedule 3.14(b), none of the Purchased Assets are subject to any Liens in respect of Taxes (other than Permitted Liens).

                  (c) Other Tax Matters.

                         (i) Except as set forth on Schedule 3.14(c)(i),
neither Seller nor any of their Subsidiaries is the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of the Sellers, no such audit is pending or contemplated) nor has either Seller or any of their Subsidiaries received any written notices from any taxing authority relating to any issue which could affect the Tax liability of such Seller or any of its Subsidiaries.

                           (ii) Except as set forth on Schedule 3.14(c)(ii),
neither Seller nor any of their Subsidiaries has, as of the Closing Date, (A) entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of such Seller or any of its Subsidiaries that has not expired or (B) is presently contesting the Tax liability of such Seller or any of its Subsidiaries before any court, tribunal or agency.

                           (iii) All material Taxes that each Seller or any of
their Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

                           (iv) Neither Seller is a "foreign person" within the
meaning of Section 1445 of the Code.

                           (v) Except as set forth on Schedule 3.14(c)(v), there
are no tax sharing, allocation, indemnification or similar agreements in effect as between either Seller or any predecessor or Affiliate thereof and any other party under which either Seller could be liable for any Taxes or other claims of any party after the Closing Date.

                  ss.3.15 Insurance. Set forth on Schedule 3.15 is a list of each material insurance policy in effect on the date hereof which covers each Seller and its Subsidiaries and the Purchased Assets. To the Knowledge of the Sellers, such policies are in full force and effect, all premiums thereon have been paid and each Seller and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Neither Seller nor any of its Subsidiaries has received written notice that it is in default under any of the insurance policies set forth on Schedule 3.15 and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder except for such defaults which individually or in the aggregate, would not have a Material Adverse Effect on the Business. To the Knowledge of the Sellers, neither Seller nor any of their Subsidiaries has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened in writing.

                  ss.3.16 Intellectual Property.

                  (a) For purposes of this Agreement, "Intellectual Property" shall mean any of the following: (1) U.S. and non-U.S. patents, and applications for either; (2) registered and unregistered trademarks, service marks and other indicia of origin and pending applications for registration of trademarks and service marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) internet domain names and the corresponding Internet sites; (5) trade secrets and proprietary information not otherwise listed in (1) through (4) above; and (6) any good will associated with any of the foregoing.

                  (b) Except as set forth on Schedule 3.16(b), the Sellers and their Subsidiaries own or have the right to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property required to conduct the Business as conducted as of the date hereof, except where the failure to so own or have such right to use does not have, or would not have a Material Adverse Effect on the Business.

                  (c) Except as set forth on Schedule 3.16(c), and except for such infringement or misappropriation that would not have a Material Adverse Effect on the Business, to the Knowledge of the Sellers, the conduct of the Business does not infringe or misappropriate any Intellectual Property rights or any other proprietary right of any Person.

                  ss.3.17 Compliance with Laws. The Sellers and each of their Subsidiaries are in compliance with all applicable Laws, judgments, orders, injunctions, decrees or writs of any Governmental or Regulatory Authority or any arbitrator except where the failure to so comply would not have a Material Adverse Effect on the Business. No Seller or its Subsidiaries has received written notification of any asserted present or past failure to comply with such Laws, judgments, orders, injunctions, decrees or writs of any Governmental or Regulatory Authority or any arbitrator, except for such failures as would not have a Material Adverse Effect on the Business.

                  ss.3.18 Employment Relations.

                  (a) The Sellers and each of their Subsidiaries are in compliance with all Laws with respect to the Business and the Purchased Assets respecting employment and employment practices, terms and conditions of employment and wages and hours and, are not engaging, in any unfair labor practice with respect to employees of either Seller or any of its Subsidiaries, except as would not have a Material Adverse Effect on the Business. Except as set forth on Schedule 3.18, or as would not have a Material Adverse Effect on the Business (i) no complaint against either Seller or any of their Subsidiaries is pending before the National Labor Relations Board, (ii) there is no labor strike, dispute, slowdown or stoppage pending against or involving the Business,
(iii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of either Seller or any of their Subsidiaries is pending, and no claim therefor has been asserted in writing, and (iv) there are no material labor or employment claims or proceedings pending between either Seller or any of their Subsidiaries and any of their respective employees.

                  (b) Schedule 3.18 contains a complete, current and correct list of all of the Business Employees as of the date hereof, which includes the job position and compensation payable to each of the Business Employees. The Sellers and each of their Subsidiaries have paid, or set forth as an accrual on the Financial Statements, and performed all obligations when due with respect to their Business Employees, consultants, agents, officers and directors, including, without limitation, the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions, except those obligations which are in good faith being challenged by the Sellers or their Subsidiaries as not valid obligations as more fully described on Schedule 3.18.

                  ss.3.19 Employee Benefit Plans.

                  (a) Each material employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained or contributed to by the Sellers or any Subsidiary thereof for the benefit of Business Employees (collectively, the "Employee Benefit Plans") is listed on Schedule 3.19 attached hereto. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. None of the Sellers or their Subsidiaries has incurred any material unsatisfied liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

                  (b) No Employee Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Employee Benefit Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Employee Benefit Plan or otherwise) on or prior to the Closing Date have been timely made.

                  (c) No Employee Benefit Plan is a "multiemployer plan", as defined in Section 3(37) of ERISA, nor is any Employee Benefit Plan a plan described in Section 4063(a) of ERISA.

                  (d) Except as set forth on Schedule 3.19(d), with respect to each Employee Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                  (e) Except as set forth on Schedule 3.19(e), no Employee Benefit Plan provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than required by Section 4980B of the Code.

                  (f) With respect to each Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made.

                  (g) No Actions, complaints, charges, hearings, examinations, audits or demands with respect to the Employee Benefit Plans (other than claims for benefits payable in the normal operation of the Employee Benefit Plans) are pending or, to the Knowledge of the Sellers, threatened in writing and, to the Knowledge of the Sellers, there are no facts which would reasonably be expected to give rise to any Actions, complaints, charges, hearings, examinations, audits or demands.

                  (h) No Subsidiary of the Sellers has an employer-employee relationship with any of the Business Employees, has adopted any one or more of the Employee Benefit Plans, or has any financial obligation of any kind with respect to any Employee Benefit Plan.

                  ss.3.20 Environmental Laws and Regulations.

                  (a) For purposes of this Agreement, (i) "Environmental Law" shall mean any Law or Order relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law and (ii) "Business Property" shall mean any real property and improvements currently owned or leased by either Seller or its Subsidiaries and included in the Purchased Assets.

                  (b) Except as set forth on Schedule 3.20(b) and except as would not have a Material Adverse Effect on the Business, (i) each Seller and each of its Subsidiaries is in compliance with all applicable Environmental Laws in all material respects, and have obtained, and are in compliance with, all material Permits required of them under applicable Environmental Laws; (ii) there are no Actions or Orders pending, or to the Knowledge of the Sellers threatened in writing, against either Seller or any of its Subsidiaries under any Environmental Law; and (iii) there are no material facts, circumstances or conditions relating to the Business or Purchased Assets (including the disposal of any wastes, hazardous substances or other materials), or to any Business Property, that would reasonably be expected to give rise to any Action or to any Liability, under any Environmental Law.

                  (c) Since January 1, 2001, no Liens (other than Permitted Liens) in favor of any Governmental Authority for liability under or resulting from Environmental Laws, or damages arising from, or costs incurred by such Governmental Authority in response to, a release of any hazardous substances is now, or, to the Knowledge of the Sellers, have been filed against the Business Property.

                  ss.3.21 Permits. FWENC has made available to Purchaser for inspection a true and correct copy of each material permit, certificate, license, consent, franchise, waiver authorization or identification number of, or issued by, any Governmental or Regulatory Authority (each, a "Permit") used in or relating to the conduct of the Business. Each Seller and each of its Subsidiaries has obtained and possesses all Permits used in or, relating to the conduct of the Business as currently conducted and has made all registrations or filings with or notices to any Governmental or Regulatory Authority for the lawful ownership of the Purchased Assets or the operation of the Business as presently conducted and there are no pending or, to the Knowledge of the Sellers, threatened in writing claims or proceedings challenging the validity of or seeking to revoke or discontinue, any of the Permits, in each case except as would not have Material Adverse Effect on the Business.

                  ss.3.22 No Changes Since the Balance Sheet Date. Except as set forth on Schedule 3.22, or as contemplated by this Agreement, during the period from the Balance Sheet Date to the date of this Agreement, there has not occurred any event, change or development that has had or would have a Material Adverse Effect on the Business and each Seller and each of their Subsidiaries have not:

                  (a) sold, purchased or otherwise disposed of any assets used in the Business in excess of $150,000 except for sales of inventory in the ordinary course of business;

                  (b) made any capital expenditure in excess of $150,000 or commitment therefor not otherwise included in the Sellers' capital expenditures budget previously furnished to Purchaser;

                  (c) redeemed, purchased or otherwise acquired any shares of its capital stock;

                  (d) made any bonus, pension, retirement or profit sharing distribution or payment of any kind except in the ordinary course of business;

                  (e) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business, none of which individually or in the aggregate is material to the Business;

                  (f) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive officer or other employees of the Business earning in excess of $150,000 per year, except in the ordinary course of business;

                  (g) canceled or waived any claims or rights of substantial value;

                  (h) amended, modified or terminated (other than in the ordinary course of business) any Assumed Contract;

                  (i) made any proposals for fixed price contracts having a value in excess of $1,000,000 or cost-type contracts containing rate caps or "not to exceed" prices and having a value in excess of $1,000,000;

                  (j) made any material change in any method of accounting or auditing practice other than those changes required or permitted by GAAP; or

                  (k) agreed in writing to do any of the foregoing.

                  ss.3.23 Brokers' or Finders' Fees. Except for Lehman Brothers, Inc. (whose fees are the responsibility of FWENC or an Affiliate of FWENC), no agent, broker, Person or firm acting on behalf of FWENC (or any of its Affiliates) is, or will be, entitled to any commission or brokers' or finders' fees from either Seller (or any of its Affiliates), in connection with any of the transactions contemplated by this Agreement.

                  ss.3.24 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth on Schedule 3.24, (i) there are no Contracts or Liabilities between a Seller or any of its Subsidiaries, on the one hand, and Affiliate of either Seller (other than their Subsidiaries), on the other hand, and (ii) neither Seller, any Affiliate of either Seller nor, to the Knowledge of the Sellers, any executive officer or director of a Seller or any of their Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, executive officer of, any Person which is a client, supplier, customer, lessor or lessee, of a Seller or any of their Subsidiaries. For purposes of this Section 3.24, a "financial interest" shall mean 1% of more of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended.

                  ss.3.25 Government Contracting. Except as set forth on
Schedule 3.25 and except as would not have a Material Adverse Effect on the
Business:

                  (a) (i) neither the Sellers, their Subsidiaries, nor any of their respective directors or officers, or, to the Knowledge of the Sellers, any of the Sellers' or their Subsidiaries' employees, agents and consultants, is (or for the last five years has been) under administrative, civil or criminal investigation, indictment or audit, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid or is (or for the last five years has been) in violation of any statutes or regulations relating to prohibited practices, including but not limited to Cost Accounting Standards, prohibitions against conflict of interest and anti-trust laws or any governmental accounting regulations; and (ii) the Sellers and their Subsidiaries have not made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or would reasonable be expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) above or any other material damage, penalty assessment, recoupment of payment or disallowance of cost;

                  (b) neither the Sellers, their Subsidiaries, any of their respective directors or officers nor, to the Knowledge of the Sellers, any of the Sellers' or their Subsidiaries' employees, is (or for the last five years has been) suspended or debarred from doing business with any Governmental Authority or has been declared nonresponsible or ineligible for U.S. Government contracting. Neither of the Sellers has Knowledge of any circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Sellers or their Subsidiaries in the future;

                  (c) Schedule 3.25 sets forth all facility security clearances held by the Sellers and their Subsidiaries. The Sellers, their Subsidiaries, each of their respective officers and directors and, to the Knowledge of the Sellers, the Sellers' and their Subsidiaries' employees are in compliance in all material respects with all laws, rules, regulations and other requirements relating to such facility security clearances or the safeguarding of classified information, and neither of the Sellers has Knowledge of any facts or circumstances that would result in the revocation of such facility security clearances; and

                  (d) the Sellers' and their Subsidiaries' cost accounting and procurement systems with respect to their Government Contracts are in compliance in all material respects with all applicable governmental regulations and rules.

                  ss.3.26 Foreign Corrupt Practices. In connection with the Business only, neither the Sellers, their Subsidiaries, any of their respective directors or officers nor, to the Knowledge of the Sellers, any of the Sellers' or their Subsidiaries' agents, employees or other Persons acting on behalf of the Sellers or their Subsidiaries has, in the course of acting for, or on behalf of, the Sellers or their Subsidiaries, (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or (iv) directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

                  ss.3.27 No Other Representations or Warranties. Notwithstanding anything contained in this Article III or any other provision of this Agreement to the contrary: (i) Purchaser acknowledges and agrees that no Seller nor any of its officers, directors, Affiliates, agents or representatives is making any representation or warranty whatsoever, whether express or implied (including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability of any of the Purchased Assets) or contained, or referred to, in any materials (including, without limitation, backlog projections, forecasts, budgets and estimates) that have been provided to Purchaser or any of its Affiliates, agents or representatives beyond those expressly given by the Sellers in this Agreement, and (ii) it is understood that, except for the representations and warranties contained herein, Purchaser takes the Business, Purchased Assets and Assumed Liabilities "as is", "where is" and "with all faults".

                                   ARTICLE IV

                          REPRESENTATIONS OF PURCHASER

                  ss.4. Representations of Purchaser. Purchaser represents, warrants and agrees as follows:

                  ss.4.1 Existence and Good Standing of Purchaser; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Purchaser as contemplated hereby. Purchaser has the corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by Purchaser as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser's Board of Directors and no other corporate or shareholder action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to be executed and delivered by Purchaser as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other Transaction Document by the other parties hereto and thereto, shall have been duly executed and delivered by Purchaser and shall be valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                  ss.4.2 Consents and Approvals; No Violations.

                  (a) Other than as set forth on Schedule 4.2(a), the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under: (1) any provision of the certificate of incorporation or by-laws of Purchaser; (2) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to Purchaser or by which any of its properties or assets may be bound; or (3) any of the terms, conditions or provisions of any material Contract of Purchaser, except in the case of clauses
(2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not have a Material Adverse Effect on Purchaser.

                  (b) Except for such filings and approvals as may be required pursuant to the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which Purchaser is a party or by which any of its properties or assets is bound, for the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby other than those which, the failure to obtain or make, would not have a Material Adverse Effect on Purchaser.

                  ss.4.3 Brokers' or Finders' Fees. Except for OAK Advisory, L.L.C. (whose fees are the responsibility of Purchaser), no agent, broker, Person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or brokers' or finders' fees from Purchaser, either Seller or from any of their respective Affiliates in connection with any of the transactions contemplated by this Agreement.

                  ss.4.4 Financing. Purchaser shall have a sufficient amount of cash available on the Closing Date to satisfy its obligations to pay the amounts required to be paid by this Agreement.


                                   ARTICLE V

                            COVENANTS OF THE PARTIES

                  ss.5. Covenants of the Parties.

                  ss.5.1 Conduct of Business.

                  (a) During the period from the date of this Agreement until the earlier of (x) the Closing Date and (y) the date this Agreement is terminated, except as set forth on Schedule 5.1(a) or as otherwise contemplated by this Agreement, each Seller and its Subsidiaries shall conduct the Business according to the ordinary and usual course of business and, except as set forth on Schedule 5.1(a) or as may be first approved by Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned) or as is otherwise contemplated by this Agreement, each Seller and its Subsidiaries shall refrain from the following with respect to the conduct of the Business, the Purchased Assets or the Assumed Liabilities:

                           (i) incurring any Liability, except in the ordinary
course of business or otherwise as specified in Section 5.1(b);

                           (ii) permitting any of the Purchased Assets to be
subjected to any Lien (other than Permitted Liens);

                           (iii) selling, transferring or otherwise disposing of
any assets used in the Business in excess of $150,000 except inventory in the ordinary course of business;

                           (iv) making any capital expenditure in excess of
$150,000 or commitment therefor not otherwise included in the Seller's capital expenditures budget previously furnished to Purchaser;

                           (v) redeeming, purchasing or otherwise acquiring any
shares of its capital stock;

                           (vi) making any bonus, pension, retirement or profit
sharing distribution or payment of any kind except in the ordinary course of business;

                           (vii) incurring any Indebtedness (other than renewal
of the Bonds set forth on Schedule 3.12(a) or procuring a performance, payment, letter of credit or other bond entered into by either Seller in the ordinary course of business and other than borrowings from FW USA);

                           (viii) writing off as uncollectible any notes or
accounts receivable, except write-offs in the ordinary course of business, none of which individually or in the aggregate would be material to the Business;

                           (ix) granting any increase in the rate of wages,
salaries, bonuses or other remuneration of any executive officer or other employees of the Business earning in excess of $150,000 per year, except in the ordinary course of business;

                           (x) canceling or waiving any claims or rights of
substantial value included in the Purchased Assets;

                           (xi) amending, modifying or terminating (other than
in the ordinary course of business) any Assumed Contract;

                           (xii) making any proposals for fixed price contracts
having a value in excess of $2,000,000 or cost-type contracts containing rate caps or "not to exceed" prices and having a value in excess of $2,000,000;

                           (xiii) making any material change in any method of
accounting or auditing practice other than those changes required or permitted by GAAP; or

                           (xiv) entering into any agreement in writing to do
any of the foregoing.

                  (b) Notwithstanding anything contained in this Agreement to the contrary, FW USA and the Sellers shall be permitted to maintain FW USA's cash management system and procedures as currently conducted by FW USA and the Sellers through the Closing Date. Each Seller shall be permitted to borrow funds from FW USA or its Affiliates as is necessary to operate the Business in the ordinary course of business and repay such borrowings in the ordinary course of business. FW USA shall be permitted to withdraw all cash and cash equivalents of each Seller and its Subsidiaries through the Closing Date.

                  ss.5.2 Exclusive Dealing. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, FWENC shall not take, and shall cause its Subsidiaries to refrain from taking, any action to knowingly solicit or engage in negotiations with, or provide any information to, any Person concerning any purchase of any capital stock of FWENC or any of its Subsidiaries or any merger, asset sale, recapitalization or similar transaction involving FWENC or any of its Subsidiaries, other than Purchaser (and its Affiliates and representatives); provided that until such time as when the closing conditions set forth in Sections 6.8 and 6.9 shall have expired (or otherwise been satisfied or waived), FWENC and its Subsidiaries may, in their sole discretion, engage in negotiations with and/or provide any information to any Person in respect of any such transaction.

                  ss.5.3 Review of the Business; Confidentiality.

                  (a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, each Seller and each of its Subsidiaries shall permit Purchaser and its representatives to have, under the supervision of representatives of such Seller or its Subsidiaries, reasonable access on reasonable notice to the premises and to the books and records of such Seller and its Subsidiaries relating exclusively to the Business, the Purchased Assets and the Assumed Liabilities and each Seller shall cause the officers, employees and other representatives of such Seller and any of its Subsidiaries to furnish Purchaser with such financial and operating data and other information exclusively with respect to the Business, the Purchased Assets and the Assumed Liabilities as Purchaser shall from time to time reasonably request; provided that such investigation and assistance shall not unreasonably disrupt the operations of either Seller, their Affiliates and the Business.

                  (b) Any information obtained by Purchaser pursuant to paragraph (a) above or with respect to a Seller and/or any of its Affiliates shall be subject to the terms and conditions set forth in that certain Confidentiality Agreement, dated January 16, 2002, between Tetra Tech and Lehman Brothers, Inc. (on behalf of FWENC and its Affiliates), the terms of which are incorporated herein by reference (the "Confidentiality Agreement"). Effective upon, and only upon, the Closing, Purchaser's obligations under the Confidentiality Agreement shall terminate with respect to information relating solely to the Business but shall remain in effect with respect to all other information obtained by Purchaser in connection with the transactions contemplated by this Agreement.

                  ss.5.4 Commercially Reasonable Efforts.

                  (a) Subject to the terms and conditions contained herein, each Seller and Purchaser shall, and each Seller shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and regulations and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders as are necessary to fulfill the conditions set forth in Articles VI and VII of this Agreement.

                  (b) In addition to the agreements set forth in Section 5.4(a), Purchaser and FWENC shall use their respective commercially reasonable efforts to obtain approval of the transactions contemplated by this Agreement prior to the Closing Date under the Antitrust Laws by the applicable Antitrust Authorities, including: (i) making any required filing of a Notification and Report Form pursuant to the HSR Act (and to make such other filings as are required under the Antitrust Laws) with respect to the transactions contemplated hereby as promptly as practicable (but not later than the close of business on February 20, 2003) and requesting early termination of the waiting period under the HSR Act; (ii) entering into negotiations with any Antitrust Authority; (iii) promptly complying with (or properly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; (iv) promptly making proposals to any Antitrust Authority; and (v) keeping each other party informed of any material communication with any Antitrust Authority. In addition to the foregoing, Purchaser agrees that it shall enter into agreements with any Antitrust Authority to divest assets as may be necessary to obtain approval of the transactions contemplated hereby.

                  ss.5.5 Public Announcements.

                  (a) Notwithstanding anything in Section 5.5(b) to the contrary, on the date hereof, each party shall be permitted to issue a press release and make other public statements concerning the transactions contemplated hereby; provided that the other parties have been provided twenty four (24) hours to review and comment on such public statements.

                  (b) No Seller nor Purchaser shall, nor shall any of their respective representatives or Affiliates, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement and/or with respect to any other party to this Agreement or any of their respective representatives or Affiliates, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange so long as such party has used commercially reasonable efforts to obtain the approval of the other party prior to issuing such press release or making such public disclosure.

                  ss.5.6 Post-Closing Information. For a period of seven (7) years following the Closing, upon reasonable written request delivered to Purchaser, Purchaser shall, at FWENC's sole expense, afford to FWENC, its Affiliates and their respective representatives, reasonable access during normal business hours to the properties, books and records of the Business; provided that FWENC acknowledges and agrees that any information so obtained by FWENC or its Affiliates pursuant to this provision shall be subject to the confidentiality provisions of Section 5.3(b).

                  ss.5.7 Guarantee of the Bonds; Letters of Credit.

                  (a) After the Closing Date, Purchaser shall use its commercially reasonable efforts (i) to obtain from reputable bonding, surety, financial institutions or insurance companies substitute financial assurances as are required, and in such amounts as are necessary, to replace the performance and/or payment bonds set forth on Schedule 3.12(a) in connection with work or activities to be performed by Purchaser, and (ii) to obtain consents to the substitution of such financial assurances after the Closing Date, and for the bonds set forth on Schedule 3.12(a), if such consents are required under the applicable Assumed Contracts. Additionally Purchaser shall obtain license bonds in its name to qualify to do business where it elects to do business. FWENC may terminate any and all license bonds in effect at the Closing.

                  (b) To the extent Purchaser is unable to replace any performance and/or payment bond set forth in Schedule 3.12(a) or obtain the consent to replacement thereof, FW USA and the Sellers agree to use their commercially reasonable efforts to maintain such performance and/or payment bonds in place and permit Purchaser to maintain such bonds set forth on Schedule 3.12(a) from the Closing Date until their date of expiration (and in connection with the foregoing, Purchaser shall (i) indemnify and hold harmless FW USA and the Sellers for any and all Losses incurred by them or any of their Affiliates in respect of any such performance and/or payment bonds maintained in place after the Closing Date, and (ii) agree to provide, to the extent necessary, an indemnity to the respective bonding, surety, financial institutions or insurance companies which shall have issued any such performance and/or payment bonds maintained in place after the Closing Date). It is understood and agreed that none of FWENC or any of its Affiliates shall have any Liability to any Person if, after using its commercially reasonable efforts (which commercially reasonable efforts shall not include any requirement that FWENC or any of its Affiliates expend any funds) to maintain the bonds described in the immediately preceding sentence, FWENC or any of its Affiliates are unable to maintain such bonds. It is further understood and agreed that, as between the Sellers and Purchaser, none of FWENC or any of its Affiliates shall have any liability for any bonds that are arranged by or issued for Purchaser after the Closing Date nor guarantee any performance, payment or other bonds issued for Purchaser after the Closing Date. Purchaser further agrees that Purchaser shall reimburse FWENC or any of its Affiliates if FWENC or any of its Affiliates are required to pay any fees incurred prior to or after the Closing Date in connection with any of the bonds set forth on Schedule 3.12(a) that become payable after the Closing Date. Purchaser shall indemnify and hold harmless FWENC and its Affiliates for any and all Losses incurred by FWENC or any of its Affiliates in connection with any payment, indemnity, guarantee or other credit support provided to the surety or letter of credit issuer in connection with the issuance of any of the bonds set forth on Schedule 3.12(a).

                  (c) In the event any bond set forth on Schedule 3.12(a) expires in accordance with its terms, Purchaser shall use its commercially reasonable efforts to retrieve such bond from the party holding such bond (i.e., the obligee) and promptly return it to the applicable Seller. Purchaser shall take all actions reasonably requested by the Sellers in connection with its obligations under this Section 5.7(c).

                  (d) Prior to the Closing, Purchaser shall use its commercially reasonable efforts to obtain on or prior to the Closing Date replacement letters of credit for the letters of credit set forth on Schedule 5.7(d) in the amounts and otherwise on the same terms as set forth in such letters of credit. Purchaser acknowledges and agrees that no Seller nor any of its Affiliates shall be required to leave in place after the Closing the letters of credit set forth on Schedule 5.7(d) or to provide any other form of credit support to Purchaser or the party to whom such letters of credit were originally issued after the Closing.

                  (e) Notwithstanding the foregoing, Purchaser agrees to obtain on or prior to the Closing Date a replacement letter of credit for each of the letters of credit set forth on Schedule 5.7(e).

                  (f) It is expressly understood and agreed that the indemnification provisions contained in this Section 5.7 are in addition to, and are not limited by, the indemnification provisions contained in Article IX (it being understood that nothing in this Section 5.7 shall be deemed to modify the definition of Losses as set forth in Section 9.2(a)). All disputes arising in connection with such indemnification provisions shall be resolved in accordance with Section 9.3.

                  ss.5.8  INEEL Contract.

                  (a) At the Closing, and subject to the prior approval of the applicable Governmental or Regulatory Authority, FWENC and Purchaser shall enter into the INEEL Subcontract pursuant to which Purchaser shall agree to complete
(i) the remaining work under Phase IA in compliance with the terms of the INEEL Contract and within the scope set forth on Schedule 5.8(a)(i), and (ii) the remaining work under Phase IB in compliance with the terms of the INEEL Contract and within the scope set forth on Schedule 5.8(a)(ii). It is understood and agreed that the INEEL Subcontract shall provide that Purchaser will indemnify and hold harmless FWENC and its directors, officers, employees, agents, advisors and Affiliates (and each of their respective directors, officers, employees, agents, advisors and Affiliates) in connection with any and all Losses, directly or indirectly, incurred by any such Person in connection with Purchaser's completion of, or failure to complete, the work specified in the INEEL Contract (it being understood that each of the foregoing Persons shall take all commercially reasonable actions to mitigate their Losses).

                  (b) In the event FWENC receives a change order in connection with the Phase IA work or the Phase IB work, FWENC shall provide Purchaser with a copy of such change order and Purchaser shall undertake such additional work only to the extent FWENC is required to perform such additional work pursuant to the terms of the INEEL Contract and the applicable FARs incorporated therein by reference. FWENC shall have the right to negotiate all REAs with the DOE in connection with all such change orders and Purchaser shall cooperate and provide all reasonable assistance (including, without limitation, by making Purchaser's employees and advisors reasonably available to FWENC and its advisors and providing all documents and correspondence with the DOE) requested by FWENC in negotiating such REAs. Purchaser acknowledges and agrees that the proceeds from all such REAs (as well as any and all outstanding REAs relating to the INEEL Contract) shall be for the account of FWENC.

                  (c) During the term of the INEEL Subcontract, FWENC and Purchaser shall, and shall cause their respective employees to cooperate with each other in connection with completing Phase IA and Phase IB. Purchaser shall keep FWENC completely informed as to the progress of the remaining Phase IA work and Phase IB work and shall permit employees, consultants and other Persons designated by FWENC (including, without limitation, its accountants and attorneys) to have full access to the INEEL Site and Purchaser's employees at all times during the term of the INEEL Subcontract. FWENC, at its election, may have one or more contract managers or other Persons designated by FWENC at the INEEL Site on a full-time basis and Purchaser agrees to make available to such site manager(s) and other Persons designated by FWENC office space, secretarial support and any equipment reasonably necessary at Purchaser's sole cost and expense. Notwithstanding the foregoing, FWENC shall designate in writing one manager to act as its authorized representative for purposes of all dealings with Purchaser with respect to the INEEL Site and the INEEL Subcontract. FWENC shall participate in all material decisions (including, without limitation, agreeing to any material modification or waiver under the INEEL Contract) and all discussions with the DOE in connection with completing Phase IA and Phase IB.

                  (d) In the event FWENC is able to (i) secure project financing on terms and conditions satisfactory to it (it being understood that FWENC shall have no obligation to secure or to attempt to secure such financing), or (ii) enter into an amendment to the INEEL Contract on terms and conditions satisfactory to it (it being understood that FWENC shall have no obligation to secure or to attempt to secure such amendment) that converts the INEEL Contract into a "progress payment basis", then, prior to FWENC entering into any second phase subcontract with any Person in respect of Phase II, Phase III and/or Phase IV work, FWENC shall use its commercially reasonable efforts to negotiate with Purchaser a second phase subcontract (the "INEEL Second Phase Subcontract") pursuant to which Purchaser would complete the Phase II, Phase III and Phase IV work on terms and conditions satisfactory to FWENC and Purchaser. Alternatively, in the event that FWENC enters into an amendment to the INEEL Contract on terms and conditions mutually satisfactory to Purchaser and FWENC (it being understood that FWENC shall have no obligation to secure or to attempt to secure such amendment) that converts the INEEL Contract into a cost-plus basis Contract, FWENC may, at its election, novate the INEEL Contract to Purchaser, who shall accept such novation and shall perform the remaining work under the amended INEEL Contract on the terms and conditions set forth therein. It is understood and agreed that any such INEEL Second Phase Subcontract shall provide that Purchaser will indemnify and hold harmless FWENC and its directors, officers, employees, agents, advisors and Affiliates (and each of their respective directors, officers, employees, agents, advisors and Affiliates) in connection with any and all Losses, directly or indirectly, incurred by any such Person in connection with Purchaser's completion of, or failure to complete, the work specified in the INEEL Second Phase Subcontract or amended INEEL Contract, as the case may be (it being understood that each of the foregoing Persons shall take all commercially reasonable actions to mitigate their Losses).

                  (e) It is expressly understood and agreed that the indemnification provisions contained in this Section 5.8 are in addition to, and are not limited by, the indemnification provisions contained in Article IX (it being understood that nothing in this Section 5.8 shall be deemed to modify the definition of Losses as set forth in Section 9.2(a)). All disputes arising in connection with such indemnification provisions shall be resolved in accordance with Section 9.3.

                  ss.5.9 Post-Closing Claims. FWENC shall retain all of its right, title and interest in (i) the Fluor Claim, (ii) the INEEL Claims, (iii) the Melton Valley Claims, and (iv) the Retained Claims (the "Post-Closing Claims"). Purchaser and FWENC further agree that, after the Closing Date, FWENC shall have the right to assume the conduct and control of the settlement or defense of each of the Post-Closing Claims and Purchaser shall assist FWENC in good faith in connection with its prosecution of each Post-Closing Claim as may be reasonably requested by FWENC, including, without limitation, by making employees of the Business reasonably available to FWENC or any of its Affiliates. Purchaser shall not take any action, or fail to take any action, that may impair FWENC's ability to fully realize the Post-Closing Claims without the written consent of FWENC, which consent may be granted or denied in FWENC's sole and absolute discretion; provided, that in no event shall Purchaser be obligated to take any action, or fail to take any action, which would result in a breach or violation by Purchaser of any of its then-existing contractual obligations. In the event Purchaser receives any payments on account of any Post-Closing Claim, it shall promptly remit such proceeds to FWENC.

                  ss.5.10 Further Assurances; Assignment and Novation of Assumed Contracts.

                  (a) After the Closing and without further consideration, each party will from time to time, at the reasonable request of any other party, execute and deliver such other instruments of conveyance and transfer and such other instruments, documents and agreements and take such other actions as such other party may reasonably request or as may be reasonably requested by any applicable Governmental Authorities or third parties, in each case in order to more effectively or more expeditiously consummate any of the transactions contemplated hereby and to vest in Purchaser the right, title and interest in, to and under the Purchased Assets, and to assist Purchaser in the collection and reduction to possession of the Purchased Assets (and the exercise of rights with respect thereto); provided that the requesting party will prepare any additional documents and instruments and will handle any submittal, applications, processing, recording and registrations at its sole cost.

                  (b) Each Seller and Purchaser shall use commercially reasonable efforts to ensure that all Assumed Contracts included as Purchased Assets not assigned or novated to Purchaser on the Closing Date shall be assigned or novated, as the case may be, to Purchaser within a reasonable time after the Closing Date. In furtherance of the foregoing, such Seller shall enforce its rights under such Assumed Contract for the benefit and at the expense of Purchaser and in the manner that Purchaser shall reasonably request during the period each such assignment or novation is pending, and, to the extent necessary to effect the foregoing, such Seller or Subsidiary and Purchaser shall enter into arrangements, including, without limitation, subcontracting, sub-licensing or sub-leasing arrangements, or such other arrangements as shall be reasonably satisfactory to the Sellers and Purchaser.

                  (c) Purchaser acknowledges and agrees that neither Seller nor any of their Affiliates shall have any Liability whatsoever arising out of or relating to the failure to assign or novate any Material Contract or any other Contract to Purchaser. Purchaser further acknowledges and agrees that no representation, warranty or covenant of either Seller contained herein shall be breached or deemed breached, and no condition to Purchaser's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such assignments or novations; or (ii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such assignments or novations. Purchaser further acknowledges and agrees that neither Seller nor any of their Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with its compliance with this Section 5.10.

                  ss.5.11 Certain Employee Matters.

                  (a) Transfer of Employees. Within a reasonable period of time (but not less than seven (7) calendar days) prior to the Closing Date, Purchaser shall offer employment commencing as of the Closing Date to each Business Employee in the same job or position and location as in effect immediately prior to the Closing Date, and (i) at a rate of pay at least equal to, (ii) with severance entitlements comparable to, and (iii) with other employee benefits and terms and conditions of employment comparable in the aggregate to the rate of pay, severance entitlements and other employee benefits and terms and conditions of employment, respectively, provided to the Business Employee, or to which the Business Employee would be entitled upon commencing employment with the either Seller or their Affiliates, immediately prior to the Closing Date. Notwithstanding the foregoing, except as may be required under any collective bargaining plan assumed by Purchaser hereunder, Purchaser shall not be required to offer or provide to any Business Employee any form of qualified retirement plan other than the Purchaser Savings Plan described at Section 5.11(c)(ii). Purchaser shall not be required to offer or provide any Business Employee any form of incentive compensation plan, whether stock-based or not, or any form of deferred compensation or nonqualified retirement plan which it (or its parent corporation) does not, in general, offer employees as of the Closing Date. Further, Purchaser shall not be required to provide the Business Employees with post-retirement medical coverage. For purposes of this Section 5.11, "pay" shall include base salary or wages plus any commission, bonus, incentive compensation, premium pay, overtime and shift differentials. Purchaser, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the Business Employees, which shall conform in all respects to the provisions of this Section 5.11. For Business Employees whose terms and conditions of employment are covered by a collective bargaining agreement, Purchaser shall offer employment under the same terms and conditions described in such collective bargaining agreement. Purchaser shall consult with FWENC prior to extending employment offers with respect to communicating the offers to the Business Employees. Each such Business Employee who accepts such offer of employment shall become an employee of Purchaser on the Closing Date and is referred to as a "Transferred Employee", and all such employees collectively are referred to as the "Transferred Employees". The obligation of Purchaser to provide the conditions of employment relating to pay, severance and employee benefits in accordance with this Section 5.11(a) shall continue for a period ending not earlier than December 31, 2003.

                  (b) Provision of Health Benefits. Purchaser shall provide or cause to be provided, effective commencing on the Closing Date, (i) coverage to all Transferred Employees and (ii) continuation coverage to all Business Employees who do not become Transferred Employees and to all former employees of the Business who are receiving continuation coverage under a group health plan of the Sellers or their Affiliates as of the Closing Date, and their respective spouses and dependents, under a group health plan sponsored by Purchaser or its Affiliate, and Purchaser shall use its best efforts to ensure that such plan shall have no pre-existing condition limitations or exclusions with respect to any such employee, spouse or dependent. Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title 1 of ERISA ("COBRA"), including, without limitation, the provision of continuation coverage, with respect to all such employees and former employees, and their spouses and dependents, for whom a qualifying event occurs prior to, on or after the Closing Date, provided that the Sellers shall remain responsible for, and Purchaser shall have no liability with respect to, excise taxes or other penalties assessed (whether prior to, on or after the Closing Date) on account of the failure of either Seller or any of their Affiliates to comply with COBRA prior to the Closing Date and provided further that Purchaser shall have no liability whatsoever with respect to claims asserted to be caused by or related to the failure of the Sellers to comply with COBRA prior to the Closing Date. For purposes of this Section 5.11(b), the terms "group health plan", "continuation coverage" and "qualifying event" shall have the meanings ascribed to them in COBRA.

                  (c) Liabilities.

                           (i) From and after the Closing Date, Purchaser shall
assume, honor and be solely responsible for paying, providing or satisfying when due (A) all vacation, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, and (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Federal, state or local Law and under any plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred, or arising as a result of employment or separation from employment with Purchaser or its Affiliates, on or after the Closing Date with respect to Transferred Employees. From and after the Closing, Purchaser shall be solely responsible for paying and providing long-term disability benefits with respect to any Business Employee and any former employee of the Business who is receiving long-term disability benefits under any fully insured plan or program of the Sellers or their Affiliates as of the Closing Date. Purchaser shall indemnify and hold each Seller harmless from any Losses arising out of or related to the obligations of Purchaser under this
Section 5.11(c).

                           (ii) Each Transferred Employee who is a participant
in the Foster Wheeler Environmental Corporation Salaried Employees Pension Plan and the Foster Wheeler, Inc. 401(k) Plan shall cease to be an active participant under each such plan effective as of the Closing Date, and the Sellers shall, on or before the Closing Date, cause each such Transferred Employee to become one hundred percent (100%) vested in accordance with Section 411(d)(3) of the Code in his or her benefits under each such plan to the extent funded on the Closing Date (it being understood that the Foster Wheeler Inc. 401(k) Plan shall be considered one hundred percent (100%) funded on such date). Effective as of the Closing Date, Purchaser shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the "Purchaser Savings Plan") in which the Transferred Employees shall be eligible to participate. As soon as practicable following the Closing Date, the Sellers shall cause the Foster Wheeler, Inc. 401(k) Plan to transfer to the Purchaser Savings Plan, and Purchaser agrees to cause the Purchaser Savings Plan to accept, the account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) of each Transferred Employee under the Foster Wheeler, Inc. 401(k) Plan as of the valuation date next preceding the date of transfer. Sellers' and Purchaser's obligations to cause such transfer shall be subject to the Sellers' and Purchaser's receipt from the other of evidence satisfactory to the Sellers and Purchaser, respectively, that the Purchaser Savings Plan and Foster Wheeler Inc. 401(k) Plan, respectively, are qualified under Sections 401(a) and 401(k) of the Code. Following such transfer, Purchaser shall assume all Liabilities of the Sellers and their Affiliates under the Foster Wheeler, Inc. 401(k) Plan to provide benefits to or on behalf of the Transferred Employees to the extent of the account balances so transferred and neither the Foster Wheeler, Inc. 401(k) Plan nor the Sellers or their Affiliates shall have any obligation to Purchaser or any Subsidiary of Purchaser or with respect to any Transferred Employee with respect thereto.

                           (iii) In the event of any "plant closing" or "mass
layoff" by Purchaser, as defined by the Federal Worker Adjustment Retraining Notification Act, 29 U.S.C.ss.2101 et seq. ("WARN"), or any state law ---- equivalent, which shall occur after the Closing Date, Purchaser shall comply with all of the requirements of WARN and any applicable state law equivalent.

                  (d) Participation and Crediting of Service Under Employee Plans and Practices. Following the Closing, (i) Purchaser shall use its best efforts to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health or waiting periods, actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Transferred Employee or his or her spouse or dependent under any employee welfare benefit plans of Purchaser or its Affiliates in which the Transferred Employees may be eligible to participate, and (ii) Purchaser shall use its best efforts to provide or cause to be provided that any costs or expenses incurred by the Transferred Employees or any former employee of the Business receiving COBRA continuation coverage (and their respective spouses and dependents) up to and including the Closing Date shall be taken into account for purposes of satisfying applicable co-payment, deductible, maximum out-of-pocket provisions and like adjustments or limitations on coverage under such benefit plans of Purchaser or its Affiliates. Following the Closing, each employee benefit plan or arrangement and employee compensation policy or practice (including, without limitation, vacation, floating holiday, sickness, paid time off, retirement, severance and welfare benefit plans, of Purchaser and its Affiliates) shall credit, for all purposes, all service of the Transferred Employees with either Seller and its predecessors.

                  ss.5.12 Non-Competition; Non-Interference; Confidentiality; Non-Solicitation.

                  (a) Non-Competition. Except as set forth on Schedule 5.12, from the Closing Date until the third anniversary thereof, the FW Parties and their Affiliates shall not engage in any business anywhere (i) in the United States of America that directly competes with the Business as conducted by FWENC as of the Closing Date or (ii) in the world that directly competes with the Business as of the Closing Date as it relates to environmental consulting work for the United States Government on United States Government owned properties, facilities or installations, or, without the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed), own an interest in, manage, operate, join, control or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Business as conducted by FWENC as of the Closing Date; provided, however, that, for the purposes of this Section 5.12(a), ownership of securities having no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be a violation of this Section 5.12(a). For the avoidance of doubt, it is understood and agreed that, notwithstanding the foregoing to the contrary, (x) the FW Parties and their Affiliates shall be permitted to engage in environmental engineering work incidental to their lines of business (the "Permitted Engineering Work") and (y) all foreign Affiliates of the FW Parties shall be permitted to compete for non-U.S. Governmental business. If any of the FW Parties (or any of their respective Affiliates) elects to subcontract any of their Permitted Engineering Work, then, prior to entering into any subcontract with any Person in respect of such Permitted Engineering Work, the FW Parties shall use their commercially reasonable efforts to negotiate with Purchaser a subcontract pursuant to which Purchaser would complete the Permitted Engineering Work on terms and conditions satisfactory to the respective FW Parties and Purchaser (it being understood and agreed, however, that the obligations of the FW Parties pursuant to this sentence shall be subject to compliance with the terms and conditions of the underlying prime contracts related to the respective Permitted Engineering Work).

                  (b) Non-Interference. Except as permitted or contemplated by this Agreement, the FW Parties shall not, directly or indirectly, and shall not permit any of their Affiliates to, knowingly influence or attempt to influence any Person who is a contracting party with either of the Sellers as of the date of this Agreement to terminate or adversely amend any Assumed Contract.

                  (c) Confidential Information. From the Closing Date until the third anniversary thereof, the FW Parties shall not, and shall cause their Affiliates not to, disclose to any Person, other than Purchaser (and its Affiliates and representatives), or use any Intellectual Property owned, possessed, licensed or used by or relating to the Business, whether or not such information is embodied in writing or other physical form, but only to the extent that such Intellectual Property shall constitute Purchased Assets under this Agreement. The FW Parties recognize and agree that all documents and objects containing any Intellectual Property, whether developed by the Sellers or by someone else for the Sellers, will after the Closing Date become the exclusive property of Purchaser. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12(c) shall not apply to Intellectual Property that:
(i) is or has become available to the public, other than through disclosure in breach of this Agreement; (ii) has been rightfully received by a FW Party from a third party who is entitled to disclose it; or (iii) is independently developed.

                  (d) Non-Solicitation of Transferred Employees and Agents. The FW Parties shall not retain or attempt to retain the employment of any Transferred Employee. From the Closing Date until the third anniversary thereof, the FW Parties shall not, and will cause their Affiliates not to, (i) encourage, solicit, induce or attempt to encourage, solicit or induce any Transferred Employee to leave his/her employment (or devote less than full time efforts) with Purchaser for any reason, or (ii) attempt to hire, for any position with any other business, any Transferred Employee; provided that this Section 5.12(d) shall not preclude the FW Parties or any of their Affiliates from hiring any Transferred Employee who (i) responds to a general solicitation through a public medium (including, but not limited to any web posting) or general or mass mailing by the FW Parties or any of their Affiliates and not directly or indirectly targeted at the Transferred Employees or (ii) contacts any of the FW Parties or any of their Affiliates on his or her own sole initiative, without any direct or indirect solicitation or inducement by any of the FW Parties or any of their Affiliates.

                  (e) Reasonableness of Restrictions. Each of the parties recognizes that the limitations set forth herein are reasonable, not burdensome and are properly required by Law for the adequate protection of the parties, and in the event that such limitations are deemed to be unreasonable by a court of competent jurisdiction, then the parties agree to submit to a modification or reduction of such limitations as such court shall deem reasonable and in particular (but without limitation) if the territorial scope or duration of any such limitation shall be so deemed to be too wide or (as applicable) too long to be enforceable in any jurisdiction or territory (or any part thereof), such territorial scope or duration (as applicable) shall be reduced to the extent necessary to render the relevant limitation enforceable in such jurisdiction or territory (or the relevant part thereof).

                  (f) Injunctive Relief. The FW Parties acknowledge that their expertise in the Business is of a special, unique, unusual, extraordinary and intellectual character, which gives such expertise a peculiar value, and that a breach by it of the covenants contained in this Section 5.12 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause Purchaser irreparable injury and damage. The FW Parties further acknowledge that they possess unique skills, knowledge and ability and that competition in violation of this Section 5.12 would be extremely detrimental to Purchaser. By reason thereof, the FW Parties agree that Purchaser shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Section 5.12, without proof of actual damages that have been or may be caused by such breach or threatened breach.

                  (g) Non-Applicability of Restrictions. Notwithstanding the foregoing, in no event shall any of the FW Parties (or any of their Affiliates) be deemed in violation of this Section 5.12 on account of the Excluded Assets or Excluded Liabilities. Without limiting the foregoing, in no event shall the restrictions set forth in this Section 5.12 limit the ability of any of the FW Parties (or any of their Affiliates) from complying with, performing, disputing, litigating, terminating or otherwise taking any other action (or failing to take any action) relating to or in connection with any of the Excluded Contracts or the INEEL Subcontract, any INEEL Second Phase Subcontract, the Melton Valley Subcontract or the Savannah River Subcontract.

                  ss.5.13 Use of Name. Purchaser shall (a) promptly following Closing, discontinue use of the name and terms "Foster Wheeler", "FW" or any derivatives thereof or anything confusingly similar thereto and (b) have no right, title or interest in or to the name and terms "Foster Wheeler", "FW" or any derivatives thereof or anything confusingly similar thereto, except that:

                  (i) for a period not to exceed the earlier of (x) the date upon which Purchaser ceases to possess any catalogues, sales and promotional materials and printed forms that use such names and terms and are included in the Purchased Assets as of the Closing or that have been ordered prior to the Closing for use in the Business (collectively, the "FW Materials") and (y) the date constituting the first anniversary of the Closing Date, Purchaser shall have the right to use any FW Materials in all manners identical to the use thereof by the Sellers in the Business prior to Closing (and in accordance with identical quality control methods and procedures) and all usage thereof shall inure to the benefit of the Sellers; and

                  (ii) until the date constituting the first anniversary of the Closing Date, Purchaser shall have the right to include "FW" in its legal name.

                  ss.5.14 Savannah River Contract.

                  (a) As consideration for the performance by Purchaser of its obligations under the Savannah River Subcontract (and/or any other applicable agreements) in respect of the "Conceptual Phase" of the Savannah River Contract, FW USA hereby agrees that it shall promptly, upon actual receipt by it from the DOE of any and all fees in respect of the "Conceptual Phase" under the Savannah River Contract, if, when and to the extent received by it from time to time, pay or cause to be paid to Purchaser or its Affiliates fifty percent (50%) of any and all such fees (but in each case after deduction therefrom of any and all amounts owing to BNFL or other third parties). Any and all such payments shall be made by wire transfer of immediately available funds to an account identified in writing by Purchaser.

                  (b) As consideration for the performance by Purchaser of its obligations under the Savannah River Subcontract (and/or any other applicable agreements) in respect of the "EPC Phase" of the Savannah River Contract, FW USA hereby agrees that it shall promptly, upon actual receipt by it from the DOE of any and all fees in respect of the "EPC Phase" under the Savannah River Contract, if, when and to the extent received by it from time to time, pay or cause to be paid to Purchaser or its Affiliates forty percent (40%) of any and all such fees (but in each case after deduction therefrom of any and all amounts owing to BNFL or other third parties). Any and all such payments shall be made by wire transfer of immediately available funds to an account identified in writing by Purchaser.

                  ss.5.15 Delegated Work.

                  (a) Following the Closing Date, Purchaser shall, consistent with past practices of the Sellers prior to the Closing Date, duly perform any and all work ("Delegated Work") that may be required (as determined by the Sellers) from time to time in respect of any obligations of either Seller or any of their respective Subsidiaries under any Excluded Contract (other than Melton Valley Contract and the INEEL Contract) or with respect to any Completed Project.

                  (b) With respect to any Delegated Work from time to time, Purchaser agrees to negotiate in good faith and enter into a subcontract with the Sellers on reasonable terms and conditions (such terms and conditions to be, in any event, on a commercial basis at least as favorable as those terms and conditions then being offered by Purchaser or any of its Affiliates to its "preferred customers").

                  (c) The Sellers shall retain control in respect of all Delegated Work and shall have the right to negotiate all matters and make all decisions in respect thereof. The Sellers shall have the right to assume the conduct and control of the settlement or defense of any and all claims arising out of Delegated Work. Purchaser shall comply with any and all instructions of the Sellers in respect of Delegated Work (or any claim related thereto). Purchaser shall keep the Sellers completely informed as to the progress of Delegated Work and shall permit employees, consultants and other Persons designated by the Sellers (including, without limitation, its accountants and attorneys) to have full access to the relevant sites and to Purchaser's employees at all times in respect of Delegated Work. The Sellers, at their election, may have one or more contract managers or other Persons designated by them at the relevant sites on a part-time or full-time basis and Purchaser agrees to make available to such site manager(s) and other Persons designated by the Sellers office space, secretarial support and any equipment reasonably necessary.

                  (d) Purchaser shall assist the Sellers in connection with realizing the benefits of any and all Delegated Work (including, with limitation, any prosecution of claims relating thereto) as may be reasonably requested by the Sellers (including, without limitation, by making Purchaser's employees reasonably available to the Sellers or any of its Affiliates). Purchaser shall not take any action, or fail to take any action, that may impair the Seller's ability to fully realize the benefits of Delegated Work (or any claim related thereto) without the written consent of the Sellers, which consent may be granted or denied in the Sellers' sole and absolute discretion.

                  (e) Notwithstanding anything to the contrary set forth in Sections 5.15(c) and/or 5.15(d) above, in no event shall Purchaser be obligated to take any action, or fail to take any action, which would result in a breach or violation by Purchaser of any of its then-existing contractual obligations.

                  ss.5.16 Post-Closing Monies.

                  (a) In the event that any of the Sellers or their Subsidiaries receives any monies (including, without limitation, as insurance proceeds or other amounts from third parties) in respect of any Purchased Assets or Assumed Liabilities, then FWENC shall promptly remit such monies to Purchaser. In the event that any of the Sellers or their Subsidiaries is entitled to receive insurance proceeds or is otherwise indemnified by an unaffiliated third party in respect of any Assumed Liabilities, then, upon request by Purchaser and at the sole expense of Purchaser, the Sellers shall use their commercially reasonable efforts to pursue any and all claims on behalf of Purchaser to collect any amounts owing in respect of such Assumed Liabilities; alternatively, the Sellers shall be entitled to assign to Purchaser their rights in respect of any claims for such amounts (in which case Purchaser shall accept such assignment and the Sellers shall no longer have any obligation under this Section 5.16(a) in respect of such assigned claims).

                  (b) In the event that Purchaser or any of its Affiliates receives any monies (including, without limitation, as insurance proceeds or other amounts from third parties) in respect of any Excluded Assets or Excluded Liabilities, then Purchaser shall promptly remit such monies to FWENC.

                  ss.5.17 Disclosure Schedules. At any time prior to the later of (i) February 24, 2003 and (ii) five (5) Business Days prior to the expiration (or earlier waiver) of the closing condition set forth in Section 6.8, the Sellers shall be entitled to deliver to Purchaser a revised Schedule 3.12(b) with such modifications and supplements thereto as may be necessary so that the representations and warranties contained in Article III (as they relate to matters set forth on Schedule 3.12(b)) would be true and correct as of the date of delivery of such modifications or supplements.

                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                  ss.6. Conditions to Purchaser's Obligations. The purchase of the Purchased Assets and the assumption of the Assumed Liabilities by Purchaser on the Closing Date is conditioned on satisfaction or waiver by Purchaser, at or prior to the Closing, of the following conditions:

                  ss.6.1 Truth of Representations and Warranties. The representations and warranties of the FW Parties contained in this Agreement shall be true and correct on and as of the Closing Date as though made at that time, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except to the extent any untruth or inaccuracy would not have a Material Adverse Effect on the Business.

                  ss.6.2 Performance of Agreements. All of the material agreements and covenants of the FW Parties to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

                  ss.6.3 No Injunctions. No preliminary or permanent injunction, decree or other Order shall have been issued by any court or by any Governmental or Regulatory Authority which prohibits the consummation of the transactions contemplated by this Agreement and which is in effect at the Closing.

                  ss.6.4 HSR Act Waiting Periods. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

                  ss.6.5 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

                  ss.6.6 No Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Business.

                  ss.6.7 Closing Deliveries. Purchaser shall have received each of the documents described in Section 2.9, as applicable.

                  ss.6.8 Due Diligence Review. Purchaser shall have completed to its reasonable satisfaction its due diligence review of the Purchased Assets and the Business (it being understood and agreed, however, that in no event shall Purchaser be entitled to exercise its rights under this Section 6.8: (i) at any time after 5:00 P.M. (New York time) on February 28, 2003 (other than as a result of the financial review by Purchaser's accountants of the Sellers and their Subsidiaries, in which case Purchaser shall be entitled to exercise its rights under this Section 6.8 no later than 5:00 P.M. (New York time) on March 10, 2003), (ii) with respect to any matters set forth in this Agreement (including the Schedules), as such matters exist on the date hereof and without giving effect to any changes to such matters after the date hereof, and (iii) unless Purchaser shall have reasonably determined in good faith (and provided a statement to the Sellers setting forth in reasonable detail) that its due diligence review has uncovered such facts, circumstances or conditions unknown to it prior to the date hereof which have resulted in or are reasonably expected to result in a diminution after the date hereof in the value of the Purchased Assets and/or an increase after the date hereof in the Assumed Liabilities in an aggregate amount of not less than Three Million Dollars ($3,000,000)).

                  ss.6.9 Bank Consent. Tetra Tech shall have obtained the required consent of its banks under the Tetra Tech Senior Credit Agreement with respect to the transactions contemplated hereby (it being understood and agreed, however, that in no event shall Purchaser be entitled to exercise its rights under this Section 6.9 at any time after 5:00 P.M. (New York time) on March 10,
2003).


                                  ARTICLE VII

                     CONDITIONS TO THE SELLERS' OBLIGATIONS

                  ss.7. Conditions to the Sellers' Obligations. The sale of the Purchased Assets by the Sellers and the assumption of the Assumed Liabilities by Purchaser on the Closing Date is conditioned upon satisfaction or waiver by the Sellers, at or prior to the Closing, of the following conditions:

                  ss.7.1 Truth of Representations and Warranties. The representations and warranties of Purchaser and Tetra Tech contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made at that time, except to the extent that such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

                  ss.7.2 Performance of Agreements. All of the material agreements and covenants of Purchaser and Tetra Tech to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

                  ss.7.3 No Injunctions. No preliminary or permanent injunction, decree or other Order shall have been issued by any court or by any Governmental or Regulatory Authority which prohibits the consummation of the transactions contemplated by this Agreement and which is in effect at the Closing.

                  ss.7.4 HSR Act Waiting Periods. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

                  ss.7.5 Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

                  ss.7.6 Closing Deliveries. Each Seller shall have received each of the documents described in Section 2.10, as applicable.


                                  ARTICLE VIII

                                   TAX MATTERS

                  ss.8. Tax Matters.

                  ss.8.1 Tax Returns. FWENC shall have the exclusive obligation and authority to file or cause to be filed all U.S. federal and state consolidated, unitary or combined Income Tax Returns that are required to be filed by or with respect to the income and operations of each Seller and its Subsidiaries for taxable years or other taxable periods ending on or before the Closing Date.

                  ss.8.2 Payment of Taxes.

                  (a) As between Purchaser and the Sellers, each Seller shall be responsible and liable for the timely payment of any and all Taxes of such Seller and its Subsidiaries for taxable years or other taxable periods ending on or before the Closing Date.

                  (b) Except as provided in Section 8.2(a), Purchaser shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the Purchased Assets.

                  ss.8.3 Post-Closing Access and Cooperation. Purchaser shall provide FWENC with such assistance as may be reasonably requested by FWENC in connection with the preparation of any Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes for which the Sellers and their Subsidiaries may be responsible under Section 8.2, including, without limitation, access to the books and records of the Sellers and their Subsidiaries and the Affiliates of the Sellers and their Subsidiaries that are in the possession of Purchaser. Such assistance shall not be at any expense to FWENC, provided that in the event that Purchaser's reasonable expenses incurred in connection with such assistance from time to time exceeds Twenty Five Thousand Dollars ($25,000), then FWENC shall, upon request, reimburse Purchaser for any and all such reasonable expenses in excess of Twenty Five Thousand Dollars ($25,000). Purchaser shall retain all Returns, schedules, work papers and all material records or other documents relating to Tax matters of the Sellers and their Subsidiaries that are in the possession of Purchaser for the first taxable year or other taxable period ending after the Closing Date and for all prior taxable years or other taxable periods until the later of (a) seven (7) years after the later of filing or the due date of the return or (b) the expiration of all applicable statutes of limitation, and provide FWENC with any record or information (including making employees available to such other party for reasonable periods of time) that may be relevant to such Return, audit, proceeding or determination. Neither Purchaser nor any of its Affiliates shall destroy or dispose of or allow the destruction or disposition of any books, records or files relating to the business, properties, assets or operations of the Sellers or any of their Subsidiaries to the extent they pertain to the operations of the Sellers and their Subsidiaries on or prior to the Closing Date, without first having offered in writing to deliver such books, records and files to FWENC. Purchaser and its Affiliates shall be entitled to dispose of the books, records and files described in such notice if FWENC shall fail to request copies of such books, records and files within ninety (90) days after receipt of the notice described in the preceding sentence.

                  ss.8.4 Transfer Taxes. All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the "Transfer Taxes") shall be paid by Purchaser, and Purchaser shall, at its own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax and provide to the Sellers evidence of payment of all Transfer Taxes.

                  ss.8.5 Non-foreign Person Affidavit. Each Seller shall furnish to Purchaser on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

                  ss.8.6 Valuation and Allocation. Sellers and Purchaser agree to allocate the Purchase Price to be paid for the Purchased Assets in accordance with Section 1060 of the Code. Purchaser shall provide Sellers with drafts of such allocation within one hundred and twenty (120) days after the Closing Date. Sellers shall have forty-five (45) days to provide Purchaser with any objections to such drafts. If the Sellers shall object to the computation or allocation by Purchaser of such amounts, and the Sellers and Purchaser shall not reach agreement on the computation or allocation within thirty (30) Business Days after notification by the Sellers of its objection, the Sellers and Purchaser shall submit the issue to arbitration by a nationally recognized accounting firm as shall be mutually acceptable to the Sellers and Purchaser for resolution of the disagreement within ten (10) days, it being agreed that the Sellers and Purchaser will jointly share the fees and expenses of such accounting firm. The valuations and allocations determined pursuant to this Section 8.6 shall be used to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall be used in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither the Sellers nor Purchaser shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 8.6 except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision.

                  ss.8.7 Indemnification for Taxes. Each Seller agrees to indemnify, defend and hold harmless Purchaser, its Affiliates and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) against all U.S. federal, state and local Taxes of the Sellers and their Subsidiaries.

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

                  ss.9. Survival of Representations; Indemnification.

                  ss.9.1 Survival of Representations. Except for the representations and warranties of the Sellers set forth in Section 3.14 (Taxes) and Section 3.19 (Employee Benefit Plans), which shall survive until the expiration of the applicable statute of limitations, the respective representations and warranties of the Sellers and Purchaser contained in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date.

                  ss.9.2 Indemnification.

                  (a) Each Seller agrees to indemnify and hold Purchaser and its Affiliates and their respective officers, directors, employees and agents harmless on an after tax basis and net of any insurance recoveries from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses but excluding lost profits, lost revenues, lost opportunities and consequential, punitive and other special damages regardless of the legal theory) (collectively, "Losses"), suffered, incurred or paid as a result of (i) the failure of any representation or warranty made by either Seller in this Agreement to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), (ii) any breach by either Seller of any of its covenants or agreements contained herein,
(iii) the Excluded Assets, (iv) the Excluded Liabilities (including any successor liability with respect thereto) and (v) asbestos claims relating to any of the FW Parties or any of their respective Affiliates.

                  (b) Purchaser agrees to indemnify and hold each Seller and its Affiliates and their respective officers, directors, employees and agents harmless from and against Losses suffered, incurred or paid as a result or arising out of (i) the failure of any representation or warranty made by Purchaser in this Agreement to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), (ii) any breach by Purchaser of any of the covenants or agreements contained herein, (iii) the Purchased Assets, (iv) the Assumed Liabilities, and (v) the operation of the Business after the Closing.

                  (c) The obligations to indemnify and hold harmless pursuant to Sections 9.2(a) and 9.2(b) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

                  (d) The obligations to indemnify and hold harmless pursuant to
Section 9.2(a)(i) and Section 9.2(b)(i) shall be limited to an aggregate amount of Sixteen Million Dollars ($16,000,000), except that in the event that the obligation to indemnify and hold harmless pursuant to Section 9.2(a)(i) arises out of Losses suffered, incurred or paid by Purchaser as a result of or on account of Specified Matters, then there shall be an incremental amount of Twenty Four Million Dollars ($24,000,000) available in the aggregate solely in respect of such Losses. No Person shall be entitled to recovery for Losses pursuant to such Sections until the total amount of such Person's Losses exceeds Seven Hundred and Fifty Thousand Dollars ($750,000) (the "Basket Amount") and shall be entitled to indemnification only to the extent the total amount of such Person's Losses exceeds the Basket Amount. Notwithstanding the foregoing, in no event shall any individual Loss be included in determining whether the Basket Amount has been met unless such Loss individually exceeds Fifty Thousand Dollars ($50,000).

                  ss.9.3 Indemnification Procedure.

                  (a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.2 hereof (an "Indemnified Party"), including, any claim by a third party described in Section 9.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the "Indemnifying Party") a certificate which shall:

                           (i) state that the Indemnified Party has paid or
properly accrued Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement;

                           (ii) specify in reasonable detail each individual
item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder; and

                           (iii) attached thereto all supporting documents,
calculations, correspondence and all other documents related to each item of Loss set forth on the certificate.

                  (b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to arbitration to be held in New York, New York and conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The successful or prevailing party or parties shall be entitled to recover all attorneys' fees, expert witness fees and other costs incurred in such arbitration, in addition to any other relief to which it or they may be entitled unless the arbitrators determine otherwise in accordance with the arbitration rules. Such attorneys' fees, expert witness fees and other costs shall be payable in cash.

                  (c) Claims for Losses specified in any certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in
Section 9.4, are hereinafter referred to, collectively, as "Agreed Claims". Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

                  ss.9.4 Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify the Indemnifying Party of such claims. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably of its choosing, of the settlement or defense thereof and the Indemnified Party shall cooperate fully with it in connection therewith. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim. The Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

                  ss.9.5 Exclusive Remedy. With the exception of any claims based on fraud, each Seller and Purchaser agree that the indemnification provisions contained in Sections 5.7, 5.8, 5.11 and 8.7 (which, in the case of Section 8.7, shall not be subject to the limitations set forth in Section 9.2(d)) and this Article IX shall, after the Closing, be the exclusive remedy for any and all Losses suffered, incurred or paid by any Person entitled to indemnification hereunder.

                                   ARTICLE X

                           TERMINATION AND ABANDONMENT

                  ss.10. Termination and Abandonment.

                  ss.10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the
Closing:

                  (a) by mutual consent of the Sellers, on the one hand, and of Purchaser, on the other hand;

                  (b) by any party if the Closing shall not have occurred by March 31, 2003 (or, if, on March 31, 2003, the closing conditions set forth in Section 6.4 and Section 7.4 shall not have been satisfied, then by April 30,
2003); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

                  (c) by the Sellers, on the one hand, or Purchaser, on the other hand, if there has been a material breach of any covenant or a material breach of any representation or warranty of Purchaser or either Seller, respectively, which breach would cause the failure of any condition precedent set forth in Article VI or VII, as the case may be, provided that any such breach of a covenant or a representation or warranty has not been cured within twenty (20) Business Days following receipt by the breaching party of written notice of such breach; or

                  (d) by any party, if there shall be any Law of any competent authority that makes consummation of the transactions contemplated hereby, illegal or otherwise prohibited or if any Order of any competent authority prohibiting such transactions is entered and such Order shall become final and non-appealable.

                  ss.10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 by Purchaser, on the one hand, or the Sellers, on the other hand, written notice thereof shall be given to the other party specifying the provision of Section 10.1 pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability hereunder on the part of Purchaser or the Sellers, except that the provisions of Section 5.3(b) (Confidentiality), Section 5.5 (Public Announcements), Section 10.1 (Termination), this Section 10.2, Section 12.2 (Expenses) and Section 12.3 (Governing Law/Jurisdiction) shall survive any termination of this Agreement. Nothing in this Section 10.2 shall relieve either party for any willful breach of this Agreement; provided that neither Purchaser nor the Sellers shall be entitled to claim, and hereby expressly waives any right to, any lost profits, lost revenues, lost opportunities and consequential, punitive and other special damages regardless of legal theory.

                                   ARTICLE XI

                                   GUARANTIES

                  ss.11. Guaranties of Tetra Tech and the FW Guarantors.

                  ss.11.1   Guaranty of Tetra Tech.

                  (a) Tetra Tech is executing this Agreement to guaranty the performance of Purchaser under this Agreement and any agreement executed pursuant to this Agreement. Tetra Tech guarantees unconditionally and as a primary obligation that Purchaser shall perform all its obligations and assume all its liabilities contained in this Agreement and any agreement executed pursuant to this Agreement. If Purchaser fails to perform any such obligations and liabilities, Tetra Tech shall upon the written request of the Sellers, immediately perform such obligations. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement or any agreement executed pursuant to this Agreement, whether or not Tetra Tech received notice of the same and Tetra Tech waives all need for notice of the same.

                  (b) Tetra Tech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Tetra Tech has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by Tetra Tech's Board of Directors and no other corporate action on the part of Tetra Tech is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by the other parties hereto (other than Purchaser), shall have been duly executed and delivered by Tetra Tech and shall be valid and binding obligations of Tetra Tech, enforceable against Tetra Tech in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                  (c) The execution and delivery of this Agreement by Tetra Tech will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of Tetra Tech under:
(1) any provision of the certificate of incorporation or by-laws of Tetra Tech;
(2) subject to obtaining and making any of the approvals, consents and notices and filings referred to in paragraph (d) below, any Law or Order applicable to Tetra Tech or by which any of its properties or assets may be bound; or (3) any of the terms, conditions or provisions of any material Contract of Tetra Tech, except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not have a Material Adverse Effect on Tetra Tech.

                  (d) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which Tetra Tech is a party or by which any of its properties or assets is bound, for the execution and delivery of the Agreement by Tetra Tech or the performance by Tetra Tech of its obligations hereunder other than those which, the failure to obtain or make, would not have a Material Adverse Effect on Tetra Tech.

                  ss.11.2 Guaranty of FW Ltd.

                  (a) FW Ltd. is executing this Agreement to guaranty the performance of the Sellers under this Agreement and any agreement executed pursuant to this Agreement. FW Ltd. guarantees unconditionally and as a primary obligation that the Sellers shall perform all their obligations and assume all their liabilities contained in this Agreement and any agreement executed pursuant to this Agreement. If the Sellers fail to perform any such obligations and liabilities, FW Ltd. shall upon the written request of Purchaser or Tetra Tech, immediately perform such obligations. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, or any agreement executed pursuant to this Agreement, whether or not FW Ltd. received notice of the same and FW Ltd. waives all need for notice of the same.

                  (b) FW Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. FW Ltd. has the power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by FW Ltd.'s Board of Directors and no other action on the part of FW Ltd. is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by the other parties hereto (other than the Sellers, FW USA and FW LLC), shall have been duly executed and delivered by FW Ltd. and shall be valid and binding obligations of FW Ltd., enforceable against FW Ltd. in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                  (c) Except as set forth on Schedule 3.3(a) and Schedule 3.3(b), the execution and delivery of this Agreement by FW Ltd. will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of FW Ltd. under: (1) any provision of the organizational documents of FW Ltd.; (2) subject to obtaining and making any of the approvals, consents and notices and filings referred to in paragraph (d) below, any Law or Order applicable to FW Ltd. or by which any of its properties or assets may be bound; or (3) any of the terms, conditions or provisions of any material Contract of FW Ltd., except in the case of clauses
(2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not have a Material Adverse Effect on the Business.

                  (d) Except as set forth on Schedule 3.3(b), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which FW Ltd. is a party or by which any of its properties or assets is bound, for the execution and delivery of the Agreement by FW Ltd. or the performance by FW Ltd. of its obligations hereunder other than those which, the failure to obtain or make, would not have a Material Adverse Effect on the Business.

                  ss.11.3 Guaranty of FW LLC.

                  (a) FW LLC is executing this Agreement to guaranty the performance of the Sellers under this Agreement and any agreement executed pursuant to this Agreement. FW LLC guarantees unconditionally and as a primary obligation that the Sellers shall perform all their obligations and assume all their liabilities contained in this Agreement and any agreement executed pursuant to this Agreement. If the Sellers fail to perform any such obligations and liabilities, FW LLC shall upon the written request of Purchaser or Tetra Tech, immediately perform such obligations. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, or any agreement executed pursuant to this Agreement, whether or not FW LLC received notice of the same and FW LLC waives all need for notice of the same.

                  (b) FW LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. FW LLC has the power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized and no other action on the part of FW LLC is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by the other parties hereto (other than the Sellers, FW USA and FW Ltd.), shall have been duly executed and delivered by FW LLC and shall be valid and binding obligations of FW LLC, enforceable against FW LLC in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                  (c) Except as set forth on Schedule 3.3(a) and Schedule 3.3(b), the execution and delivery of this Agreement by FW LLC will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of FW LLC under: (1) any provision of the organizational documents of FW LLC; (2) subject to obtaining and making any of the approvals, consents and notices and filings referred to in paragraph
(d) below, any Law or Order applicable to FW LLC or by which any of its properties or assets may be bound; or (3) any of the terms, conditions or provisions of any material Contract of FW LLC, except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not have a Material Adverse Effect on the Business.

                  (d) Except as set forth on Schedule 3.3(b), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which FW LLC is a party or by which any of its properties or assets is bound, for the execution and delivery of the Agreement by FW LLC or the performance by FW LLC of its obligations hereunder other than those which, the failure to obtain or make, would not have a Material Adverse Effect on the Business.

                  ss.11.4 Guaranty of FW USA.

                  (a) FW USA is executing this Agreement to guaranty the performance of the Sellers under this Agreement and any agreement executed pursuant to this Agreement. FW USA guarantees unconditionally and as a primary obligation that the Sellers shall perform all their obligations and assume all their liabilities contained in this Agreement and any agreement executed pursuant to this Agreement. If the Sellers fail to perform any such obligations and liabilities, FW USA shall, upon the written request of Purchaser or Tetra Tech, immediately perform such obligations. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, or any agreement executed pursuant to this Agreement, whether or not FW USA received notice of the same and FW USA waives all need for notice of the same.

                  (b) FW USA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FW USA has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by FW USA's Board of Directors and no other action on the part of FW USA is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by the other parties hereto (other than the Sellers), shall have been duly executed and delivered by FW USA and shall be valid and binding obligations of FW USA, enforceable against FW USA in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                  (c) Except as set forth on Schedule 3.3(a) and Schedule 3.3(b), the execution and delivery of this Agreement by FW USA will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of FW USA under: (1) any provision of the charter or by-laws of FW USA; (2) subject to obtaining and making any of the approvals, consents and notices and filings referred to in paragraph (d) below, any Law or Order applicable to FW USA or by which any of its properties or assets may be bound; or (3) any of the terms, conditions or provisions of any material Contract of FW USA, except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not have a Material Adverse Effect on the Business.

                  (d) Except as set forth on Schedule 3.3(b), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which FW USA is a party or by which any of its properties or assets is bound, for the execution and delivery of the Agreement by FW USA or the performance by FW USA of its obligations hereunder other than those which, the failure to obtain or make, would not have a Material Adverse Effect on the Business.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  ss.12. Miscellaneous.

                  ss.12.1 Bulk Sales Compliance. The parties hereto waive compliance with all applicable provisions if any, of the bulk sales Laws of the states in which the Purchased Assets are located, or similar Laws of any jurisdiction.

                  ss.12.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers.

                  ss.12.3 Governing Law; Jurisdiction. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE AND COUNTY OF NEW YORK SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT
(I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS,
(II) SUCH PARTY AND THE PROPERTY OF SUCH PARTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.5, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

                  ss.12.4 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  ss.12.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five
(5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

                  if to either Seller, to it at:

                  c/o Foster Wheeler Inc.
                  Perryville Corporate Park
                  Clinton, NJ  08809
                  Telephone:  (908) 730-4939
                  Facsimile:  (908) 730-4243
                  Attn:  Vice President and Deputy General Counsel

                  with a copy (which shall not constitute notice) to

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, NY  10036
                  Telephone:  (212) 819-8200
                  Facsimile:  (212) 354-8113
                  Attn:  Timothy B. Goodell, Esq.

                  and if to Purchaser, to it at:

                  c/o Tetra Tech, Inc.
                  3475 East Foothill Boulevard
                  Pasadena, CA  91107
                  Telephone:  (626) 351-4664
                  Facsimile:  (626) 351-1188
                  Attn:  President

                  with a copy (which shall not constitute notice) to:

                  Tetra Tech, Inc.
                  3475 East Foothill Boulevard
                  Pasadena, CA  91107
                  Telephone:  (626) 351-4664
                  Facsimile:  (626) 351-1188
                  Attn:  General Counsel

or such other address or number as shall be furnished in writing by any such party.

                  ss.12.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

                  ss.12.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                  ss.12.8 Entire Agreement. This Agreement, the other Transaction Documents, the other documents to be delivered pursuant to this Agreement and thereto, and the Confidentiality Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties or their Affiliates with respect to such subject matter.

                  ss.12.9 Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Purchaser and the Sellers or, in the case of a waiver, by the party waiving compliance.

                  ss.12.10 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  ss.12.11 Third Party Beneficiaries. Other than as set forth in
Section 5.11, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

                  ss.12.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                  ss.12.13 Waiver of Jury Trial. Each of Purchaser and the Sellers hereby waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.

                                      * * *

                  IN WITNESS WHEREOF, each party has caused its name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.


                               TETRA TECH, INC.


                               By:
                                  ------------------------------
                                  Name:
                                  Title:


                               TETRA TECH FW, INC.


                               By:
                                  ------------------------------
                                  Name:
                                  Title:


                               FOSTER WHEELER, LTD.


                               By:
                                  ------------------------------
                                  Name:
                                  Title:


                               FOSTER WHEELER, LLC


                               By:
                                  ------------------------------
                                  Name:
                                  Title:


                               FOSTER WHEELER USA CORPORATION


                               By:
                                  ------------------------------
                                  Name:
                                  Title:


                               FOSTER WHEELER ENVIRONMENTAL CORPORATION


                               By:
                                  ------------------------------
                                  Name:
                                  Title:


                               HARTMAN CONSULTING CORPORATION


                               By:
                                  ------------------------------
                                 Name:
                                 Title:

                                                                       EXHIBIT A

                                     FORM OF
                                INEEL SUBCONTRACT

                                                                       EXHIBIT B

                                     FORM OF
                            MELTON VALLEY SUBCONTRACT

                                                                       EXHIBIT C

                                     FORM OF
                           SAVANNAH RIVER SUBCONTRACT

                                                                       EXHIBIT D

                                     FORM OF
                                  BILL OF SALE

                                                                       EXHIBIT E

                                     FORM OF
                       ASSIGNMENT AND ASSUMPTION AGREEMENT